Exhibit 1

ROYAL BANK OF CANADA

ANNUAL

INFORMATION

FORM

December 1, 2011

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

From time to time, we make written or oral forward-looking statements within the meaning of certain securities laws, including the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. We may make forward-looking statements in this annual information form, in other filings with Canadian regulators or the U.S. Securities and Exchange Commission (SEC), in reports to shareholders and in other communications. Forward-looking statements in this document include, but are not limited to, statements relating to our financial performance objectives, our vision and strategic goals, the Economic, market and regulatory review and outlook for Canadian, U.S., European and global economies, the outlook and priorities for each of our business segments, and the risk environment including our liquidity and funding management as set out in the 2011 Management’s Discussion and Analysis. The forward-looking information contained in this annual information form is presented for the purpose of assisting the holders of our securities and financial analysts in understanding our financial position and results of operations as at and for the periods ended on the dates presented and our vision and strategic goals and financial performance objectives, and may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as “believe”, “expect”, “foresee”, “forecast”, “anticipate”, “intend”, “estimate”, “goal”, “plan” and “project” and similar expressions of future or conditional verbs such as “will”, “may”, “should”, “could” or “would”.

By their very nature, forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties, which give rise to the possibility that our predictions, forecasts, projections, expectations or conclusions will not prove to be accurate, that our assumptions may not be correct and that our financial performance objectives, vision and strategic goals will not be achieved. We caution readers not to place undue reliance on these statements as a number of risk factors could cause our actual results to differ materially from the expectations expressed in such forward-looking statements. These factors – many of which are beyond our control and the effects of which can be difficult to predict – include: credit, market, operational, and liquidity and funding risks, and other risks discussed in the Risk management and Overview of other risks sections of our 2011 Management’s Discussion and Analysis; general business, economic and financial market conditions in Canada, the United States and certain other countries in which we conduct business, including the effects of the European sovereign debt crisis and the lowering of the U.S. long-term sovereign credit rating by Standard & Poor’s; changes in accounting standards, policies and estimates, including changes in our estimates of provisions, allowances and valuations; the effects of changes in government fiscal, monetary and other policies; changes to and new interpretations of risk-based capital and liquidity guidelines; the impact of changes in laws and regulations including relating to the payments system in Canada, consumer protection measures and the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations to be issued thereunder; the effects of competition in the markets in which we operate; our ability to attract and retain employees; judicial or regulatory judgments and legal proceedings; the accuracy and completeness of information concerning our clients and counterparties; our ability to successfully execute our strategies and to complete and integrate strategic acquisitions and joint ventures successfully; development and integration of our distribution networks; and the impact of environmental issues.

We caution that the foregoing list of risk factors is not exhaustive and other factors could also adversely affect our results. When relying on our forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, we do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by us or on our behalf.

Additional information about these and other factors can be found in the Risk management and Overview of other risks sections of our 2011 Management’s Discussion and Analysis.

TABLE OF CONTENTS

		Management’s
	Annual Information Form	Discussion and Analysis Incorporated by Reference
CORPORATE STRUCTURE	1
• Name, Address and Incorporation	1
• Intercorporate Relationships	1
GENERAL DEVELOPMENT OF THE BUSINESS	1
• Three Year History	1	8-9
DESCRIPTION OF THE BUSINESS	3
• General Summary	3	8-9, 14-34
• Seasonality	3	34-36
• Competition	4	14-34
• Government Supervision and Regulation – Canada	4
• Government Supervision and Regulation – United States	6	55-57
• Risk Factors	8	41-55, 55-57
• Environmental Policies	8	57
DESCRIPTION OF CAPITAL STRUCTURE	9
• General Description	9	57-61
• Prior Sales	10	57-61, *122
• Constraints	10
• Ratings	11	53, *152-153
MARKET FOR SECURITIES	12
• Trading Price and Volume	12
ESCROWED SECURITIES	15
DIVIDENDS	15	57-61, *124-125
DIRECTORS AND EXECUTIVE OFFICERS	16
• Directors	16
• Committees of the Board	17
• Executive Officers	17
• Ownership of Securities	18
• Cease Trade Orders, Bankruptcies, Penalties or Sanctions	18
• Conflicts of Interest	19
LEGAL PROCEEDINGS AND REGULATORY ACTIONS	19	*134-135
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	20
TRANSFER AGENT AND REGISTRAR	20
EXPERTS	20
AUDIT COMMITTEE	20
• Audit Committee Mandate	20
• Composition of Audit Committee	20
• Relevant Education and Experience of Audit Committee Members	20
• Pre-Approval Policies and Procedures	21
• Independent Registered Chartered Accountants’ Fees	21
ADDITIONAL INFORMATION	23
TRADEMARKS	23
APPENDIX A – PRINCIPAL SUBSIDIARIES	24
APPENDIX B – EXPLANATION OF RATING AND OUTLOOK	25
APPENDIX C – AUDIT COMMITTEE MANDATE	26
APPENDIX D – PRE-APPROVAL POLICIES AND PROCEDURES	31

*Notes 16, 18, 25 and 31 to Royal Bank of Canada’s 2011 Annual Consolidated Financial Statements are incorporated by reference herein.

INFORMATION IS AT OCTOBER 31, 2011, UNLESS OTHERWISE NOTED.

CORPORATE STRUCTURE

NAME, ADDRESS AND INCORPORATION1

Royal Bank of Canada is a Schedule I Bank under the Bank Act (Canada), which constitutes its charter. The Bank was created as Merchants Bank in 1864 and was incorporated under the “Act to Incorporate the Merchants’ Bank of Halifax” assented to June 22, 1869. The Bank changed its name to The Royal Bank of Canada in 1901 and to Royal Bank of Canada in 1990.

The Bank’s corporate headquarters are located at Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada and its head office is located at 1 Place Ville-Marie, Montreal, Quebec, Canada.

INTERCORPORATE RELATIONSHIPS

Information about intercorporate relationships with principal subsidiaries, including place of incorporation and percentage of securities owned by the Bank, is provided in Appendix A.

GENERAL DEVELOPMENT OF THE BUSINESS

THREE YEAR HISTORY

Over the last three years, through our business strategies and actions we have pursued our vision of “Always earning the right to be our clients’ first choice.” We aspire to be a top performing diversified financial institution that delivers sustainable, profitable growth and top quartile results for our shareholders. The following strategic goals reflect this aspiration:

•	In Canada, to be the undisputed leader in financial services;
•	Globally, to be a leading provider of capital markets and wealth management solutions; and
•	In targeted markets, to be a leading provider of select financial services complementary to our core strengths.

We started 2009 in a challenging market environment, which then began to stabilize in the latter part of the year. We focused on maintaining a strong capital position and building on our solid risk management practices. We continued to gain market share in Canadian Banking by leveraging our distribution strength and scale. We realigned Insurance into three main businesses: Canadian Insurance, U.S. Insurance and International & Other Insurance and we realigned Capital Markets into two main businesses: Capital Markets Sales and Trading, and Corporate and Investment Banking. We also began restructuring our U.S. banking business which continued through 2010 and into 2011, and progressed with the integration of RBTT Financial Group (RBTT).

Economic conditions improved in 2010, particularly in the early part of the year, however general uncertainty still lingered over global markets, particularly in the U.S. and Europe. Over the course of 2010, we:

•	experienced continued growth in Canadian Banking as a result of increases in volume across most businesses and lower provision for credit losses;
•	continued restructuring our banking operations in the U.S.;
•	advanced a number of initiatives focused on enhancing sales and service productivity, which improved efficiency through streamlining and the automation of processes;

1 When we say “we”, “us”, “our”, or “RBC”, we mean Royal Bank of Canada and its subsidiaries, as applicable. Reference to “the Bank” means Royal Bank of Canada without its subsidiaries.

•

made a number of acquisitions, including the wealth management business of Fortis Wealth Management Hong Kong Limited, J.P. Morgan Securities’ Third Party Registered Investment Advisor Servicing Business and the acquisition by RBC Dexia IS of Unione di Banche Italiane Scpa; and

•	focused on continuing to expand our teams in Wealth Management and Capital Markets.

Canada’s strong economic growth in early 2011 was impacted by the earthquake in Japan and reduced manufacturing activity, but saw improvement in the latter part of the year, reflecting higher exports and consumer spending. Global capital markets were also impacted by a weakening economic environment, particularly in the U.S. and Europe where concerns over the U.S. debt ceiling, U.S. credit ratings and the European sovereign debt crisis weighed on market activity. Despite the challenging economic and global capital market conditions, the strength and diversity of our business enabled us to continue to build strong competitive positions and invest in our business for long term growth. Our results were driven by solid business growth in our Canadian Banking, Insurance, and Wealth Management segments and the corporate and investment banking business in our Capital Markets segment. Challenging trading conditions, however, were reflected by sharp declines in client volumes, increased trading volatility and a widening of credit spreads driven by reduced market liquidity in the latter half of the year.

To better reflect how we manage our business, we realigned our Capital Markets segment in the first quarter of 2011 into three units: Global Markets, Corporate and Investment Banking and Other. Effective November 1, 2010, Wealth Management also completed a number of organizational changes, which included moving from four business units to six, with two global solutions businesses and four geographic businesses, Canada, U.S., U.K. and Emerging Markets, which will provide clients with access to global expertise and solutions and create a more efficient, effective and collaborative segment.

In December 2010, we acquired BlueBay Asset Management plc (BlueBay), one of Europe’s largest independent managers of fixed income debt funds and products. This acquisition further expanded our global reach in our Global Asset Management business by increasing our product and distribution capabilities and bringing new institutional clients from a sales team with established relationships across the U.K., U.S., Europe and Asia.

In April 2011, we sold Liberty Life Insurance Company (Liberty Life), the U.S. life insurance business of RBC Insurance, to Athene Holding Ltd. As a result of the divestiture, we realigned Insurance into two lines of business, Canadian Insurance and International & Other.

In June 2011, we announced that we were refocusing our U.S. growth strategy by entering into definitive agreements to sell substantially all of our U.S. regional retail banking operations to PNC Financial Services Group, Inc. (PNC). The transaction is subject to regulatory approval and customary closing conditions, and is expected to close in March 2012. The transaction will include the sale to PNC of RBC Bank (USA) and related credit card assets but, subject to regulatory approval, we will maintain certain of our U.S. banking operations that serve the cross-border needs of Canadian clients across the U.S. and the needs of our U.S. Wealth Management business.

Throughout 2011 we continued to respond to global regulatory developments such as the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in the U.S. in July 2010 and the revised capital framework for major banking institutions (Basel III) to be implemented from 2013 to 2019 announced by the Basel Committee on Banking Supervision in September 2010. The announced Basel III includes a revised definition of capital, higher minimum capital requirements and the introduction of new capital buffers, as well as liquidity requirements. We will continue to monitor these and other developments and are working to ensure business impacts, if any, are minimized.

Our acquisitions that have influenced the general development of our business over the past three years are summarized in the following table:

BUSINESS SEGMENT	ACQUISITION	KEY CHARACTERISTICS
Wealth Management	BlueBay Asset Management plc (2011)	• Acquisition furthered our strategy to leverage our position as a top 10 global wealth manager, and to continue to expand our asset management solutions globally.
	Fortis Wealth Management Hong Kong Limited’s wealth management business (2011)	• Acquisition expanded Wealth Management’s presence in Asia, a market that has been identified as a key priority.
J. P. Morgan Securities’ Third Party Registered Investment Advisor Servicing Business (2010)

•     This acquisition represented the latest move in Wealth Management’s ongoing expansion in the U.S. and became part of RBC Advisor Services which specializes in providing custody and clearing services to high performing third-party registered investment advisors.

	Mourant & Co. MPW Limited (2009)	• This acquisition added more than £3.5 billion in assets under administration to Wealth Management.
	Minsheng Royal Fund Management Co. Ltd. (2009)	• This joint venture fund management company creates, manages and sells mutual funds in local currency to retail and institutional investors in China.
International Banking	Unione di Banche Italiane Scpa (2010)	• Acquisition by RBC Dexia IS making it the second largest third-party fund administration company and the fifth largest depositary bank in the Italian market.
Capital Markets	Rundle Energy Partners Ltd. (2009)

•     Acquisition further strengthened and expanded our leading service platform and market position in the Canadian energy sector and complements our existing acquisition and divestiture capabilities in the U.S.

	Commission Direct Inc. (CDI) (2009)	• Acquisition of full ownership of CDI, one of Canada’s largest independent providers of independent commission-compensated investment services for Canadian institutional investors.

Additional information about our three year history can also be found under the “Overview and outlook” section beginning on page 8 of our 2011 management’s discussion and analysis, which pages are incorporated by reference herein.

DESCRIPTION OF THE BUSINESS

GENERAL SUMMARY

The Bank and its subsidiaries operate under the master brand name RBC. We are one of Canada’s largest banks as measured by assets and market capitalization, and are among the largest banks in the world, based on market capitalization. We are one of North America’s leading diversified financial services companies, and provide personal and commercial banking, wealth management services, insurance, corporate and investment banking and transaction processing services on a global basis. We employ approximately 74,000 full- and part-time employees who serve close to 15 million personal, business, public sector and institutional clients through offices in Canada, the U.S. and 56 other countries.

Our reporting segments are Canadian Banking, Wealth Management, Insurance, International Banking, Capital Markets and Corporate Support. Additional information about our business and each segment (including segment results) can be found under “Overview and outlook” beginning on page 8 and under “Business segment results” beginning on page 14 of our 2011 management’s discussion and analysis, which pages are incorporated by reference herein.

SEASONALITY

Information about seasonality is provided under “Quarterly financial information” beginning on page 34 of our 2011 management’s discussion and analysis, which pages are incorporated by reference herein.

COMPETITION

As we expand into new lines of business, our competition has grown to include other banks, credit unions and companies that offer products and services traditionally offered by financial institutions, investment dealers, self-directed brokers, mutual fund companies, money managers, custody service providers, insurance companies, virtual banks and specialty financial service providers. Key competitive factors include the range and features of financial products offered, pricing, distribution, and service quality. Additional information about our competition can be found under “Business segment results” beginning on page 14 of our 2011 management’s discussion and analysis, which pages are incorporated by reference herein.

GOVERNMENT SUPERVISION AND REGULATION – CANADA

The Bank is a “Schedule I” Bank under the Bank Act (Canada) (Bank Act), and, as such, is a federally regulated financial institution. Its Canadian trust, loan and insurance subsidiaries are also federally regulated financial institutions governed by (respectively) the Trust and Loan Companies Act (Canada) and the Insurance Companies Act (Canada). The activities of the Bank’s Canadian trust, loan and insurance subsidiaries are also regulated under provincial and territorial laws in respect of their activities in the provinces and territories. In certain provinces, some of the Bank’s capital markets activities are regulated under provincial securities laws (which are administered and enforced by securities regulatory authorities).

The Office of the Superintendent of Financial Institutions Canada (OSFI) reports to the Minister of Finance (the Minister) for the supervision of the Bank, as well as its Canadian federally regulated trust, loan and insurance subsidiaries. OSFI is required, at least once a year, to examine the affairs and business of each institution for the purpose of determining whether statutory requirements are duly observed and the institution is in sound financial condition, and report to the Minister. The Bank is also required to make periodic reports to OSFI.

The Bank and its Canadian trust, loan and insurance subsidiaries are also subject to regulation under the Financial Consumer Agency of Canada Act (FCAC Act).2 The Financial Consumer Agency of Canada (Agency), among other things, enforces consumer-related provisions of the federal statutes which govern these financial institutions. The Commissioner of the Agency must report to the Minister on all matters connected with the administration of the FCAC Act and consumer provisions of other federal statutes, including the Bank Act, Trust and Loan Companies Act and Insurance Companies Act.

The Bank and its subsidiaries, Royal Trust Corporation of Canada, The Royal Trust Company and Royal Bank Mortgage Corporation are member institutions of the Canada Deposit Insurance Corporation (CDIC). CDIC insures certain deposits held at the member institutions.

Under the Bank Act, the Bank is prohibited from engaging in or carrying on any business other than the business of banking, except as permitted. The Bank can provide, amongst other services, any financial services, investment counselling services and portfolio management services, act as a financial agent and issue and operate payment, credit or charge card plans.

The Bank has broad powers to invest in securities, but is limited in making “substantial investments” or in controlling certain types of entities. A “substantial investment” will arise through direct or indirect beneficial ownership of voting shares carrying more than 10% of the voting rights attached to all outstanding voting shares of a corporation, shares representing more than 25% of the shareholders’ equity in a corporation, or interests representing more than 25% of the ownership interests in any unincorporated entity.

The Bank can, however, make controlling, and in certain circumstances, non-controlling substantial investments in Canadian banks, trust or loan companies, insurance companies, cooperative credit societies and entities primarily engaged in dealing in securities; in foreign regulated entities which are primarily engaged outside Canada in a business that if carried on in Canada would be the business of banking, the

2 For the Bank’s trust subsidiaries, only their retail deposit taking activities are subject to regulation under the FCAC Act.

business of a cooperative credit society, the business of insurance, the business of providing fiduciary services or the business of dealing in securities; and in factoring, finance, financial leasing, specialized financing and financial holding entities. Certain substantial investments may be made only with the prior approval of the Minister or the Superintendent of Financial Institutions (the Superintendent).

The Bank and its Canadian trust, loan and insurance subsidiaries are also required to maintain, in relation to operations, adequate capital and liquidity and OSFI may direct financial institutions to increase capital and/or to provide additional liquidity.

The Proceeds of Crime (Money Laundering) and Terrorist Financing Act (the Act) is applicable to all of our businesses in Canada. The Act implements specific measures designed to detect and deter money laundering and the financing of terrorist activities. Further, the Act sets out obligations related to deterring and detecting money laundering and terrorist financing from a global perspective, in order to minimize the possibility that RBC could become a party to these activities. RBC has enterprise-wide anti-money laundering policies and procedures which assist in reducing the risk of facilitating money laundering and terrorist financing activities.

Broker-Dealer/Investment Subsidiaries

The activities of the Bank’s subsidiaries, such as RBC Dominion Securities Inc., RBC Direct Investing Inc., Royal Mutual Funds Inc., RBC Global Asset Management Inc. and RBC Phillips, Hager & North Investment Counsel Inc., who act as securities dealers (including investment dealers, mutual fund dealers and exempt market dealers) or portfolio managers and investment fund managers are regulated in Canada under provincial and territorial securities laws (which are administered and enforced by securities regulatory authorities) and, in some cases, by the rules of the applicable self regulatory organization (the Investment Industry Regulatory Organization of Canada for investment dealers and the Mutual Fund Dealers Association of Canada for mutual fund dealers).

Insurance

The activities of the Bank’s regulated Canadian insurance subsidiaries, RBC Life Insurance Company (RBC Life), RBC General Insurance Company (RBC General) and RBC Insurance Company of Canada (RICC), are federally governed by the Insurance Companies Act and by provincial regulation in each province and territory in which they carry on business. In addition, the Bank is federally governed by the Bank Act for any insurance activities it is permitted to carry out. The Bank may administer, promote and provide advice in relation to certain authorized types of insurance and is also permitted to conduct any aspect of the business of insurance, other than the underwriting of insurance, outside Canada and in respect of risks outside Canada. However, in Canada, the Bank may not act as agent for any person in the placing of insurance. The Bank can promote an insurance company, agent or broker or non-authorized types of insurance (e.g. life and home and automobile insurance) to certain prescribed groups where the promotion takes place outside bank branches.

RBC Life, RBC General and RICC are also subject to regulation under the FCAC Act. The Agency, among other things, enforces consumer-related provisions of the federal statutes which govern financial institutions.

RBC Life is a member of Assuris which is a not for profit organization that protects Canadian life insurance policyholders against loss of benefits due to the financial failure of a member company. RICC and RBC General are members of the Property and Casualty Insurance Compensation Corporation which is the corporation protecting Canadian property and casualty policyholders against loss of benefits due to the financial failure of a member company.

GOVERNMENT SUPERVISION AND REGULATION – UNITED STATES

Banking

In the U.S., the Bank is characterized as a foreign banking organization (FBO). Generally, the operations of an FBO and its U.S. subsidiaries and offices are subject to the same comprehensive regulatory regime that governs the operations of U.S. domestic banking organizations. The Bank’s U.S. businesses are subject to supervision and oversight by various U.S. authorities, including federal and state regulators, as well as self-regulatory organizations.

In 2000, the Bank became a U.S. “financial holding company” (FHC), as authorized by the Board of Governors of the Federal Reserve System (Federal Reserve). Pursuant to the Gramm-Leach-Bliley Act, an FHC may engage in, or acquire companies engaged in, a broader range of financial and related activities than are permitted to banking organizations that do not maintain FHC status. To qualify as an FHC, an FBO must meet certain capital requirements and must be deemed to be “well managed” for U.S. bank regulatory purposes. In addition, any U.S. depository institution subsidiaries of the FBO must also meet certain capital requirements and be deemed to be “well managed” and must have at least a “satisfactory” rating under the Community Reinvestment Act of 1977.

In order to maintain “well managed” status for U.S. bank regulatory purposes, an FBO must have received at least a “satisfactory” composite regulatory rating of its U.S. branch, agency and commercial lending company operations in its last examination, the FBO’s home country supervisor must consent to it expanding its activities in the U.S. to include activities permissible for an FHC and the FBO’s management must meet standards comparable to those required of a U.S. bank subsidiary of an FHC. In addition, each U.S. depository institution subsidiary of the FBO must be deemed to be “well managed”, which requires both a “satisfactory” composite regulatory rating and a satisfactory rating on the “management” component in its last examination.

Under the International Banking Act of 1978 (IBA), all of the Bank’s U.S. banking operations are subject to supervision and regulation by the Federal Reserve. Under the IBA and related regulations of the Federal Reserve, the Bank generally may not open a branch, agency or representative office in the U.S., nor acquire more than 5% of the voting stock of any U.S. bank or bank holding company, without notice to or prior approval of the Federal Reserve.

The Federal Reserve is the U.S. “umbrella regulator” responsible for regulatory oversight of the whole of the Bank’s U.S. activities. The Federal Reserve consults with and obtains information from other functional U.S. regulators that exercise supervisory authority over the Bank’s various U.S. operations. Reports of financial condition and other information relevant to the Bank’s U.S. businesses are regularly filed with the Federal Reserve.

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank) was enacted, which calls for significant changes in U.S. financial services regulation. Some provisions of Dodd-Frank have taken effect automatically. Most require adoption of rules by one or more U.S. regulatory authorities to become operative. Some of those rules have already been adopted. Others are in the proposal stage, while others have yet to be proposed. Implementation of Dodd-Frank will continue over the coming months and years. For further information on certain developments relating to Dodd-Frank, see the “Overview of other risks” section beginning on page 55 of our 2011 management’s discussion and analysis, which pages are incorporated by reference herein.

The Bank maintains branches in New York (three) and Miami, which are licensed and supervised as federal branches by the Office of the Comptroller of the Currency (Comptroller), the U.S. supervisor of national banks. In general, the Bank’s branches may exercise the same rights and privileges, and are subject to the same restrictions, as would apply to a U.S. national bank at the same location(s). However, the Bank’s branches may not take U.S. domestic retail deposits, but may accept wholesale deposits. Deposits in the Bank’s branches are not insured by the Federal Deposit Insurance Corporation (FDIC).

The Comptroller examines and supervises the Bank’s U.S. branch office activities and annually examines and assesses their operations. In addition, the Bank’s U.S. branches are required to maintain certain liquid assets on deposit in their state(s) of residence, which deposits are pledged to the Comptroller. Furthermore, the Bank is subject to supervisory guidance based on the examiners’ assessment of risk management, operational controls, compliance, and asset quality.

The Bank also maintains two state-licensed agencies in Texas and state-licensed representative offices in California, Delaware, Texas and Washington (where it is called an alien bureau). In general, the activities conducted at the Bank’s agencies include a broad range of banking powers, including lending, maintaining credit balances and cashing checks, but agencies are limited in their ability to accept deposits from citizens or residents of the United States. Agencies may have further limitations on activities based on state laws. The activities conducted at the Bank’s representative offices are limited to representational and administrative functions; such representative offices do not have authority to make credit decisions and may not solicit or contract for any deposit or deposit-like liability. The Bank’s representative offices are examined and assessed by both the Federal Reserve and state regulators and are required to adhere to any applicable state regulations.

Banking activities are also conducted at RBC Bank (USA) (RBC Bank), the Bank’s FDIC-insured U.S. banking subsidiary. RBC Bank is a North Carolina state-chartered bank supervised by the Federal Reserve and the North Carolina Commissioner of Banks. Because it is a U.S. bank, RBC Bank is allowed to take retail deposits, and it conducts retail and commercial banking. Deposits at RBC Bank are FDIC-insured. RBC Bank is subject to capital requirements, dividend restrictions, limitations on investments and subsidiaries, limitations on transactions with affiliates (including the Bank and its branches), deposit reserve requirements and other requirements administered by the Federal Reserve and the North Carolina Commissioner of Banks.

In June 2011, the Bank entered into an agreement with PNC Financial Services Group, Inc. to sell RBC Bank and related credit card assets. The transaction is subject to regulatory approvals and customary closing conditions, and is expected to close in March 2012. We are, however, maintaining our cross-border banking platform that serves the needs of Canadian clients across the U.S., and the needs of our U.S. Wealth Management business.

Trust company activities are conducted at RBC Trust Company (Delaware) Limited (RBC Trust), the Bank’s U.S. trust company subsidiary. RBC Trust is a Delaware trust company chartered and supervised by the Delaware State Banking Commission and, as a subsidiary of a bank holding company, is subject to oversight by the Federal Reserve. RBC Trust is subject to dividend restrictions, limitations on investments and other applicable state banking law requirements.

The USA PATRIOT Act, which amends the Bank Secrecy Act, requires U.S. banks and foreign banks with U.S. operations to maintain appropriate policies, procedures and controls relating to anti-money laundering compliance, suspicious activity and currency transaction reporting and due diligence on customers to prevent, detect and report individuals and entities involved in money laundering and the financing of terrorism.

Broker-Dealer Activities and Broker-Dealer Subsidiaries

Other securities brokerage, trading, advisory and investment banking activities are conducted in the following two U.S.-registered broker-dealer subsidiaries:

—	RBC Capital Markets, LLC (RBC CM LLC), and
—	RBC Capital Markets Arbitrage S.A. (RBC CMA).

The U.S. Securities and Exchange Commission (SEC), state securities regulators, the Financial Industry Regulatory Authority (FINRA) and other self-regulatory organizations regulate these broker-dealer subsidiaries. Certain activities of RBC CM LLC and RBC CMA are also subject to regulation by the U.S. Commodity Futures Trading Commission and the National Futures Association. Certain activities of RBC CM LLC are subject to regulation by the Municipal Securities Rulemaking Board.

Investment Management and Other Fiduciary Activities

The Bank’s New York branches, under their fiduciary powers, conduct investment management and custody activities for certain customers. In addition, other affiliates are involved in the business of investment management. In many cases, these activities require that the affiliates be registered with the SEC as investment advisers under the U.S. Investment Advisers Act of 1940 (Advisers Act). The Advisers Act and related rules regulate the registration and activities of investment advisers. Although the regulatory regime for investment managers is similar to that of broker-dealers, the standard of conduct is higher due to the managers’ status as fiduciaries. This status as a fiduciary limits the investment adviser’s ability to make use of affiliates and requires that it avoid or manage and disclose conflicts of interests with respect to the conduct of its business.

The following entities are the Bank’s subsidiaries that are registered as “investment advisers” with the SEC:

—	RBC CM LLC,
—	RBC Alternative Asset Management Inc.,
—	RBC Global Asset Management (U.S.) Inc. (GAMS),
—	Royal Bank of Canada Investment Management (USA) Limited,
—	RBC Private Counsel (USA), Inc., and
—	BlueBay Asset Management Ltd.

GAMS is also the adviser to several U.S. mutual funds sponsored by it. The U.S. Investment Company Act of 1940 and related rules regulate the registration of mutual funds and the activities of the funds’ advisers and certain other service providers.

ERISA and the Internal Revenue Code

The U.S. Employee Retirement Income Security Act of 1974, as amended (ERISA), and the related rules regulate the activities of the financial services industry with respect to pension plan clients. Similarly, the U.S. Internal Revenue Code and the regulations thereunder impose requirements with respect to such clients and also individual retirement accounts (IRAs). Brokers, dealers and investment advisers to pension plans and IRAs must conduct their business in compliance with both ERISA and applicable tax regulations.

RISK FACTORS

A discussion of risks affecting us and our businesses appears under the headings “Risk management” and “Overview of other risks” beginning on pages 41 and 55, respectively, of our 2011 management’s discussion and analysis for the year ended October 31, 2011, which discussions are incorporated by reference herein.

ENVIRONMENTAL POLICIES

Our first corporate environmental policy was developed in 1991 and since then we have been committed to environmental management and continuous improvement. In 2007, we published the RBC Environmental Blueprint that articulates our corporate environmental policy, priorities and objectives. It sets out our approach to environmental matters pertaining to operations, business activities, products and services, employees, compliance, reporting transparency and partnerships.

Underpinning the RBC Environmental Blueprint is RBC’s Enterprise-wide Environmental and Social Risk Management Policy, which applies to all of RBC’s activities, including those outside of our primary business of financing. The purpose of the policy is to ensure that the impact of environmental and social factors is considered in all RBC activities. This policy is complemented by a suite of environmental risk management policies that require enhanced due diligence on transactions and business activities where environmental and social issues may give rise to credit, legal or reputational risk. We regularly update these policies and procedures to address regulatory changes, emerging and evolving issues, and international best practices. Environmental and social risk management policies have been established for:

—	Residential mortgage lending in Canada,
—	Small business and commercial loans and mortgages for Canada and the U.S.,
—	Agriculture lending in Canada,
—	Corporate lending and investment banking globally,
—	Large project financing (Equator Principles) globally,
—	Public sector lending in Canada, and
—	Environmental investigations (use of third party consultants) in Canada and the U.S.

We also have an enterprise-wide Responsible Procurement Policy that is intended to ensure that we gather the appropriate environmental and social information regarding prospective suppliers and the products and services they offer, and incorporate that information in procurement decisions. Additional information about our environmental policies and environmental risks can be found under “Overview of other risks – Environmental risk” on page 57 of our 2011 management’s discussion and analysis, which page is incorporated by reference herein.

DESCRIPTION OF CAPITAL STRUCTURE

GENERAL DESCRIPTION

The Bank’s authorized share capital consists of an unlimited number of common shares without nominal or par value and an unlimited number of first preferred shares and second preferred shares without nominal or par value, issuable in series, which classes may be issued for a maximum consideration of $20 billion and $5 billion, respectively. The following summary of share capital is qualified in its entirety by the Bank’s by-laws and the actual terms and conditions of such shares.

Common Shares

The holders of the Bank’s common shares are entitled to vote at all meetings of shareholders, except meetings at which only holders of a specified class, other than common shares, or series of shares are entitled to vote. The holders of common shares are entitled to receive dividends as and when declared by the board of directors, subject to the preference of the preferred shares. After payment to the holders of the preferred shares of the amount or amounts to which they may be entitled, and after payment of all outstanding debts, the holders of the common shares will be entitled to receive any remaining property upon liquidation, dissolution or winding-up.

Preferred Shares

First preferred shares may be issued, from time to time, in one or more series with such rights, privileges, restrictions and conditions as the board of directors may determine, subject to the Bank Act and to the Bank’s by-laws. Currently, Non-Cumulative First Preferred Shares Series W, AA, AB, AC, AD, AE, AF, AG, AH, AJ, AL, AN, AP, AR, AT, AV and AX are outstanding.

The Non-Cumulative First Preferred Shares Series W are, subject to the consent of the Superintendent, the requirements of the Bank Act and the approval of the Toronto Stock Exchange, redeemable or exchangeable by the Bank into common shares. The first preferred shares are entitled to preference over the second preferred shares and common shares and over any other shares ranking junior to the first preferred shares with respect to the payment of dividends and in the distribution of property in the event of liquidation, dissolution or winding-up.

Second preferred shares may be issued, from time to time, in one or more series with such rights, privileges, restrictions and conditions as the board of directors may determine, subject to the Bank Act and to the Bank’s by-laws. There are no second preferred shares currently outstanding. Second preferred shares would rank junior to the first preferred shares. Second preferred shares would be entitled to preference over the common shares and over any other shares ranking junior to the second preferred shares with respect to the payment of dividends and in the distribution of property in the event of our liquidation, dissolution or winding-up.

Holders of the first and second preferred shares are not entitled to any voting rights as a class except as provided under the Bank Act or the Bank’s by-laws. Under the Bank Act, the Bank may not create any other class of shares ranking equal with or superior to a particular class of preferred shares, increase the authorized number of, or amend the rights, privileges, restrictions or conditions attaching to such class of preferred shares, without the approval of the holders of that class of preferred shares.

Any approval to be given by the holders of the first and second preferred shares may be given in writing by the holders of not less than all of the outstanding preferred shares of each class or by a resolution carried by the affirmative vote of not less than 66 2/3% of the votes cast at a meeting of holders of each class of preferred shares at which a quorum is represented. A quorum at any meeting of holders of each class of preferred shares is 51% of the shares entitled to vote at such meeting, except that at an adjourned meeting there is no quorum requirement.

Additional information about the Bank’s share capital can be found under the “Capital management” section beginning on page 57 of our 2011 management’s discussion and analysis, which pages are incorporated by reference herein.

PRIOR SALES

For information about the Bank’s issuances of subordinated debentures since October 31, 2010, see the “Capital management” section beginning on page 57 of our 2011 management’s discussion and analysis and “Subordinated debentures” in Note 16 on page 122 to our 2011 Annual Consolidated Financial Statements for the year ended October 31, 2011, which pages are incorporated by reference herein.

CONSTRAINTS

The Bank Act contains restrictions (which are subject to any orders that may be issued by the Governor in Council) on the issue, transfer, acquisition, beneficial ownership and voting of all shares of a chartered bank. The following is a summary of such restrictions.

Subject to certain exceptions contained in the Bank Act, no person may be a major shareholder of a bank having equity of $8 billion or more (which includes the Bank). A person is a major shareholder if:

(a)	the aggregate of the shares of any class of voting shares of the bank beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person is more than 20% of that class of voting shares, or
(b)	the aggregate of shares of any class of non-voting shares of the bank beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person is more than 30% of that class of non-voting shares.

Additionally, no person may have a significant interest in any class of shares of a bank (including the Bank) unless the person first receives the approval of the Minister. For purposes of the Bank Act, a person has a significant interest in a class of shares of a bank where the aggregate of any shares of the class beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person exceeds 10% of all of the outstanding shares of that class of shares of such bank.

Subject to any orders that may be issued by the Governor in Council, the Bank Act also prohibits the registration of a transfer or issue of any shares of a Canadian bank to any government or governmental agency of Canada or any province of Canada, or to any government of any foreign country, or any political subdivision, or agency of any foreign country. Under the Bank Act, the Bank cannot redeem or purchase any shares for cancellation unless the prior consent of the Superintendent has been obtained.

RATINGS

Each of our debt and preferred share ratings as at December 1, 2011 received from an approved rating agency are listed below:

RATING AGENCY	RATING OUTLOOK		OUTLOOK	RANK[1]	RATING
Moody’s Investors Service (New York)	Long-term Senior Debt Bank Subordinated Debt	Aa1 Aa2	Stable Stable	2 of 21 3 of 20	Short term Debt	P-1
Standard & Poor’s (New York)	Long-term Senior Debt Bank Subordinated Debt Preferred Stock	AA- A+ A	Stable Stable Stable	4 of 22 4 of 22 4 of 20	Short term Debt	A-1+
Fitch Ratings (New York)	Long-term Senior Debt Bank Subordinated Debt	AA AA-	Stable Stable	3 of 24 3 of 23	Short term Debt	F1+
DBRS (Toronto)	Long-term Senior Debt Bank Subordinated Debt Preferred Stock	AA AA (low) Pfd-1 (low)	Stable Stable Stable	3 of 26 3 of 26 3 of 16	Short term Debt	R-1 (high)

      1 Rank out of all assignable ratings for each debt/share class (in descending order beginning with 1 as the highest).

A definition of the categories of each rating as at December 1, 2011 has been obtained from the respective rating agency’s website and is outlined in Appendix B, and a more detailed explanation may be obtained from the applicable rating agency.

On December 13, 2010, Moody’s Investors Service announced that it had revised our senior long-term debt rating to Aa1 from Aaa and our outlook from Negative to Stable.

On October 6, 2011, Standard & Poor’s (S&P) announced that it had revised RBC’s Outlook to Stable from Positive based on its expectations that a weaker Canadian economic recovery will provide a more challenging environment for Canadian banks than previously expected. S&P affirmed its ratings on RBC, including its ‘AA-’ long-term credit rating.

Credit ratings, including stability or provisional ratings (collectively, Ratings) are not recommendations to purchase, sell or hold a security inasmuch as they do not comment on market price or suitability for a particular investor. Ratings may not reflect the potential impact of all risks on the value of securities. In addition, real or anticipated changes in the rating assigned to a security will generally affect the market value of that security. Ratings are subject to revision or withdrawal at any time by the rating organization. Each Rating listed in the chart above should be evaluated independently of any other Rating applicable to our debt and preferred shares.

Our ability to access unsecured funding markets and to engage in certain collateralized business activities on a cost-effective basis is primarily dependent upon maintaining competitive credit ratings. Our credit ratings are largely determined by the quality of our earnings, the adequacy of our capital and the effectiveness of our risk management programs. There can be no assurance that our credit ratings and rating outlooks will not be lowered or that ratings agencies will not issue adverse commentaries about us, potentially resulting in adverse consequences for our funding capacity or access to capital markets. A lowering of our credit ratings may also affect our ability, and the cost, to enter into normal course derivative or hedging transactions and may require us to post additional collateral under certain contracts. However, we estimate, based on periodic reviews of ratings triggers embedded in our existing businesses and of our funding capacity sensitivity, that a minor downgrade would not materially influence our liability composition, funding access, collateral usage and associated costs.

Additional information about Ratings is provided under “Risk management – Liquidity and funding management – Credit ratings” on page 53 of our 2011 management’s discussion and analysis, which page is incorporated by reference herein. For a discussion on the potential impact of a downgrade on certain derivative instruments, see “Reconciliation of the application of Canadian and United States generally accepted accounting principles – Fair value of derivatives by major types of products” in Note 31 on pages 152-153 to our 2011 Annual Consolidated Financial Statements for the year ended October 31, 2011, which pages are incorporated by reference herein.

MARKET FOR SECURITIES

TRADING PRICE AND VOLUME

The Bank’s common shares are listed on the Toronto Stock Exchange (TSX) in Canada, the New York Stock Exchange (NYSE) in the U.S. and the SIX - Swiss Exchange (SIX) in Switzerland. Preferred shares are listed on the TSX. The following table sets out the price range and trading volumes of the common shares on the TSX and the NYSE for the periods indicated. Prices are based on the reported amounts from the TSX Historical Data Access (HDA) and NYSE Euronext.

	Common Shares (TSX)			Common Shares (NYSE)
MONTH	High ($)	Low ($)	Volumes	High ($US)	Low ($US)	Volumes
Nov. 2011	47.74	43.30	81,434,596	47.25	41.40	12,038,895
Oct. 2011	50.15	44.95	63,798,066	50.64	42.27	13,402,358
Sept. 2011	50.44	44.38	93,202,170	51.55	43.06	14,112,088
Aug. 2011	52.06	47.91	108,834,956	54.71	48.36	23,182,020
July 2011	55.81	50.94	50,063,521	57.95	53.35	7,241,506
June 2011	56.83	53.45	60,030,040	58.57	54.16	9,819,919
May 2011	60.25	56.46	50,922,637	63.53	58.31	8,991,217
Apr. 2011	61.06	58.96	47,791,581	63.59	61.09	5,760,029
Mar. 2011	61.53	56.36	86,033,715	63.52	57.79	13,076,336
Feb. 2011	57.33	53.77	61,621,886	58.69	53.97	10,390,724
Jan. 2011	54.30	51.28	68,734,353	54.88	51.61	6,557,455
Dec. 2010	56.32	50.78	84,979,088	55.97	49.98	8,787,432
Nov. 2010	55.77	52.51	62,902,661	55.45	51.31	8,529,994

The following tables provide the price range and trading volumes of the First Preferred Shares on the TSX for the periods indicated. Prices are based on the reported amounts from the TSX HDA.

	Series W			Series AA
MONTH	High ($)	Low ($)	Volumes	High ($)	Low ($)	Volumes
Nov. 2011	25.19	24.87	321,186	25.29	24.85	354,331
Oct. 2011	24.98	24.51	412,488	25.20	24.74	282,634
Sept. 2011	24.99	24.67	332,230	25.35	24.82	444,898
Aug. 2011	24.98	24.14	434,826	24.97	23.49	486,202
July 2011	24.96	24.52	291,443	24.75	24.29	263,058
June 2011	24.97	24.50	589,256	24.45	24.21	419,152
May 2011	25.24	24.72	400,260	24.61	23.71	576,014
Apr. 2011	25.39	24.45	157,841	24.10	23.42	427,468
Mar. 2011	25.25	24.35	192,109	23.85	23.21	414,357
Feb. 2011	25.03	23.99	301,885	24.30	22.90	602,181
Jan. 2011	24.50	23.80	184,174	23.20	21.90	532,900
Dec. 2010	24.25	22.93	162,742	22.44	21.19	365,060
Nov. 2010	28.84	23.87	181,774	22.88	22.12	597,132

	Series AB			Series AC			Series AD
MONTH	High ($)	Low ($)	Volumes	High ($)	Low ($)	Volumes	High ($)	Low ($)	Volumes
Nov. 2011	25.52	25.15	174,584	25.39	24.92	94,624	25.35	24.97	248,409
Oct. 2011	25.40	24.97	205,213	25.40	25.01	123,278	25.20	24.80	481,385
Sept. 2011	25.60	25.05	276,393	25.40	24.86	146,155	25.07	24.73	268,010
Aug. 2011	25.24	24.34	234,146	25.20	24.09	359,909	24.89	23.81	692,109
July 2011	25.34	24.78	330,017	25.10	24.59	218,701	24.85	24.33	230,204
June 2011	25.20	24.45	616,011	24.69	23.88	323,277	24.68	24.28	301,218
May 2011	25.05	24.49	328,119	24.70	24.00	240,690	24.65	23.72	358,492
Apr. 2011	24.58	24.00	621,532	24.20	23.32	205,320	24.09	23.35	213,388
Mar. 2011	24.50	23.67	385,366	24.19	23.37	173,560	24.17	23.06	297,313
Feb. 2011	24.44	23.71	323,187	24.13	23.20	298,800	24.06	22.90	390,676
Jan. 2011	23.84	22.83	344,595	23.35	22.26	287,836	23.20	22.00	319,644
Dec. 2010	23.39	22.21	351,535	22.70	21.61	212,294	22.25	21.19	369,169
Nov. 2010	23.75	22.98	366,820	23.21	22.44	141,008	22.96	22.05	284,821

	Series AE			Series AF			Series AG
MONTH	High ($)	Low ($)	Volumes	High ($)	Low ($)	Volumes	High ($)	Low ($)	Volumes
Nov. 2011	25.20	24.95	329,633	25.25	24.95	153,055	25.79	24.97	134,279
Oct. 2011	25.25	24.83	480,223	25.24	24.70	389,189	25.38	24.75	190,399
Sept. 2011	25.05	24.60	214,559	25.04	24.57	302,257	25.09	24.70	383,637
Aug. 2011	24.95	23.56	480,109	24.97	23.83	526,904	25.00	23.71	547,101
July 2011	24.81	24.28	209,748	24.72	24.15	286,378	24.72	24.21	519,287
June 2011	24.48	24.25	280,481	24.37	24.08	205,194	24.74	24.21	217,038
May 2011	24.58	23.75	309,821	24.52	23.68	261,647	24.66	23.65	373,715
Apr. 2011	23.99	23.29	718,597	23.99	23.17	196,902	24.08	23.36	157,525
Mar. 2011	23.97	23.02	337,352	23.80	23.23	340,242	24.04	23.13	370,068
Feb. 2011	24.01	22.68	512,884	24.06	22.88	393,909	24.10	22.93	277,871
Jan. 2011	23.10	22.00	494,736	23.35	22.25	293,836	23.27	22.05	182,338
Dec. 2010	22.23	21.25	473,217	22.49	21.75	442,921	22.20	21.25	172,208
Nov. 2010	22.83	22.01	481,545	22.80	21.93	511,797	23.13	22.08	319,128

	Series AH			Series AJ			Series AL
MONTH	High ($)	Low ($)	Volumes	High ($)	Low ($)	Volumes	High ($)	Low ($)	Volumes
Nov. 2011	26.98	26.43	205,428	26.38	26.00	274,625	26.76	26.30	177,389
Oct. 2011	27.22	26.30	84,801	26.32	25.81	210,861	26.75	26.23	89,783
Sept. 2011	27.27	26.64	94,328	26.34	26.05	287,076	26.81	26.30	78,817
Aug. 2011	27.83	26.18	130,525	26.26	25.70	310,994	26.80	25.90	199,911
July 2011	26.95	26.25	107,997	26.42	26.00	1,289,925	26.83	26.42	94,458
June 2011	26.71	26.03	231,067	26.33	26.06	146,503	26.92	26.55	193,324
May 2011	26.30	25.76	89,231	26.44	26.00	232,178	27.02	26.01	127,118
Apr. 2011	26.05	25.70	126,095	26.44	25.93	173,252	27.19	26.10	202,595
Mar. 2011	26.25	25.83	106,243	26.48	25.83	484,897	27.00	26.43	242,211
Feb. 2011	26.45	26.00	229,168	26.34	25.78	386,966	26.86	26.32	316,191
Jan. 2011	26.46	25.24	164,172	26.77	25.88	326,748	27.24	26.15	192,903
Dec. 2010	26.38	25.29	59,584	26.54	25.95	264,014	26.99	26.29	289,398
Nov. 2010	26.36	25.25	114,667	26.85	26.20	830,884	27.39	26.62	409,441

	Series AN			Series AP			Series AR
MONTH	High ($)	Low ($)	Volumes	High ($)	Low ($)	Volumes	High ($)	Low ($)	Volumes
Nov. 2011	27.14	26.71	147,393	27.22	26.75	169,789	27.15	26.70	229,323
Oct. 2011	27.20	26.57	118,178	27.28	26.70	129,457	27.19	26.61	200,513
Sept. 2011	27.14	26.74	68,704	27.13	26.71	177,228	27.22	26.62	152,372
Aug. 2011	27.18	26.31	170,337	27.40	26.56	308,635	27.22	26.48	217,122
July 2011	27.36	26.91	181,161	27.35	26.88	161,178	27.34	26.89	594,416
June 2011	27.34	26.99	176,809	27.36	27.02	223,892	27.33	27.00	210,085
May 2011	27.36	26.78	169,043	27.44	26.85	153,507	27.28	26.91	299,217
Apr. 2011	27.70	26.70	77,745	27.80	26.75	104,712	27.52	26.80	242,852
Mar. 2011	28.20	27.05	151,814	27.50	27.07	165,606	27.60	27.07	208,053
Feb. 2011	27.19	26.75	203,496	27.21	26.81	112,556	27.25	26.80	266,215
Jan. 2011	27.99	26.91	61,213	27.55	26.88	132,088	27.69	26.85	184,899
Dec. 2010	27.82	27.15	184,819	27.64	27.05	160,337	27.80	27.06	226,716
Nov. 2010	28.00	27.27	181,809	27.88	27.20	116,230	27.93	27.32	419,591

	Series AT			Series AV			Series AX
MONTH	High ($)	Low ($)	Volumes	High ($)	Low ($)	Volumes	High ($)	Low ($)	Volumes
Nov. 2011	27.43	27.00	125,141	27.50	27.05	413,389	27.51	27.10	270,759
Oct. 2011	27.54	26.94	99,232	27.61	26.94	300,811	27.47	26.83	267,219
Sept. 2011	27.43	27.16	205,738	27.48	27.05	145,978	27.49	27.08	83,425
Aug. 2011	27.40	26.53	244,742	27.41	26.81	210,693	27.50	26.50	122,927
July 2011	27.67	27.11	97,158	27.65	27.16	355,563	27.69	27.18	315,733
June 2011	27.59	27.27	290,861	27.58	27.25	213,472	27.69	27.18	181,968
May 2011	27.54	26.94	143,665	27.50	27.13	305,103	27.58	27.12	267,126
Apr. 2011	27.65	27.03	99,780	27.78	27.05	310,753	27.67	26.91	208,785
Mar. 2011	27.97	27.29	204,508	27.70	27.15	258,219	27.72	27.17	288,357
Feb. 2011	27.50	26.93	167,277	27.55	26.95	395,201	27.43	26.65	275,769
Jan. 2011	27.93	27.03	118,549	27.85	26.94	495,144	27.87	27.16	106,505
Dec. 2010	27.88	27.31	198,899	27.84	27.30	390,040	27.98	27.15	250,873
Nov. 2010	28.21	27.58	372,091	28.25	27.71	497,424	28.19	27.61	239,938

ESCROWED SECURITIES

Pursuant to the merger agreement (FBW Merger Agreement) governing our acquisition of Ferris, Baker Watts, Incorporated (FBW), 53,057 common shares of the Bank are being held in escrow by U.S. Bank National Association (U.S. Bank) in the event that indemnification obligations are owed to the Bank and certain related entities. Shares remaining in escrow following satisfaction of any such indemnification obligations will be released to the former FBW shareholders upon final resolution of all of unresolved claims for indemnification by the Bank. In addition, pursuant to the FBW Merger Agreement, 10,510 common shares of the Bank are also being held in escrow by U.S. Bank for reimbursement of the shareholders’ representative’s costs and expenses related to this role. Shares remaining in escrow following satisfaction of these obligations will be released to the former FBW shareholders after final resolution of unresolved claims involving the shareholder representative.

The following is a summary of the Bank common shares held in escrow as at October 31, 2011 pursuant to the FBW Merger Agreement.

Designation of Class	Number of Securities Held in Escrow	Percentage of Class
Common shares	53,057 common shares held in escrow	.0037%
Common shares	10,510 common shares held in escrow	.00073%

DIVIDENDS

The Bank has had an uninterrupted history of paying dividends on its common shares and on each of its outstanding series of first preferred shares. Information about the Bank’s dividends paid or payable per share on the common shares and each outstanding series of first preferred shares in each of the three most recently completed years appears under the heading “Share Capital” in Note 18 beginning on page 124 to our 2011 Annual Consolidated Financial Statements for the year ended October 31, 2011, which pages are incorporated by reference herein.

The declaration amount and payment of future dividends will be subject to the discretion of the Bank’s board of directors, and will be dependent upon the Bank’s results of operations, financial condition, cash requirements and future prospectus regulatory restrictions on the payment of dividends and other factors deemed relevant by the board of directors. Information about our dividends and our dividend payout ratio (common share dividends as a percentage of net income less preferred share dividends) is provided under the “Capital management” section beginning on page 57 of our 2011 management’s discussion and analysis, which pages are incorporated by reference herein.

DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

The following are the Bank’s directors as at December 1, 2011:

Name, and Year Elected	Province/State and Country of Residence	Occupation
W. Geoffrey Beattie (2001)	Ontario, CAN	President and Chief Executive Officer, The Woodbridge Company Limited Deputy Chairman, Thomson Reuters Corporation
John T. Ferguson (1990)	Alberta, CAN	Chairman and Chief Executive Officer, Princeton Developments Ltd. and Princeton Ventures Ltd.
The Hon. Paule Gauthier (1991)	Quebec, CAN	Senior Partner, Stein Monast L.L.P.
Timothy J. Hearn (2006)	Alberta, CAN	Chairman, Hearn & Associates
Alice D. Laberge (2005)	British Columbia, CAN	Corporate Director
Jacques Lamarre (2003)	Quebec, CAN	Strategic Advisor, Heenan Blaikie LLP
Brandt C. Louie (2001)	British Columbia, CAN	Chairman and Chief Executive Officer, H.Y. Louie Co. Limited Chairman of the Board, London Drugs Limited
Michael H. McCain (2005)	Ontario, CAN	President and Chief Executive Officer, Maple Leaf Foods Inc.
Heather Munroe-Blum (2011)	Quebec, CAN	Principal and Vice-Chancellor, McGill University
Gordon M. Nixon (2001)	Ontario, CAN	President and Chief Executive Officer, Royal Bank of Canada
David P. O’Brien (1996)	Alberta, CAN	Chairman of the Board, Royal Bank of Canada Chairman of the Board, EnCana Corporation
J. Pedro Reinhard (2000)	Florida, U.S.A.	President, Reinhard & Associates
Edward Sonshine (2008)	Ontario, CAN	President and Chief Executive Officer, RioCan Real Estate Investment Trust
Kathleen P. Taylor (2001)	Ontario, CAN	President and Chief Executive Officer, Four Seasons Hotels and Resorts
Bridget A. van Kralingen (2011)	New York, U.S.A.	General Manager, IBM Corporation North America
Victor L. Young (1991)	Newfoundland and Labrador, CAN	Corporate Director

Directors are elected annually and hold office until the next annual meeting of shareholders. Since November 1, 2006, the directors have held the principal occupations described above, except for the following:

Mr. Timothy J. Hearn was Chairman and Chief Executive Officer of Imperial Oil Limited prior to April 2008 and was Chairman, President and Chief Executive Officer of Imperial Oil Limited prior to January 2008.

Mr. Jacques Lamarre was President and Chief Executive Officer of SNC-Lavalin Group Inc. prior to May 2009.

Ms. Bridget A. van Kralingen was General Manager of IBM Corporation – Global Business Services, Northern and Eastern Europe, Middle East and Africa prior to 2010 and Global Managing Partner of IBM Corporation – Financial Services Sector, Business Consulting Services prior to 2007.

Ms. Kathleen P. Taylor was President and Chief Operating Officer of Four Seasons Hotels and Resorts prior to August 1, 2010 and President, Worldwide Business Operations of Four Seasons Hotels Inc. prior to January 2007.

COMMITTEES OF THE BOARD

Audit Committee: V.L. Young (Chair), T.J. Hearn, A.D. Laberge, J. Lamarre, B.C. Louie, J.P. Reinhard and K.P. Taylor

Risk Committee: W.G. Beattie (Chair), J.T. Ferguson, J. Lamarre, M.H. McCain, H. Munroe-Blum, E. Sonshine, B.A. van Kralingen and V.L. Young

Corporate Governance and Public Policy Committee: D.P. O’Brien (Chair), W.G. Beattie, P. Gauthier, T. J. Hearn, B.C. Louie, M.H. McCain, H. Munroe-Blum and E. Sonshine

Human Resources Committee: K.P. Taylor (Chair), J.T. Ferguson, P. Gauthier, A.D. Laberge, D.P. O’Brien, J.P. Reinhard and B.A. van Kralingen

EXECUTIVE OFFICERS

The following are the Bank’s executive officers as at December 1, 2011:

Name	Province/State and Country of Residence	Title

Morten N. Friis	Ontario, CAN	Chief Risk Officer

Janice R. Fukakusa	Ontario, CAN	Chief Administrative Officer and Chief Financial Officer

Zabeen Hirji	Ontario, CAN	Chief Human Resources Officer

M. George Lewis	Ontario, CAN	Group Head, Wealth Management

A. Douglas McGregor	Ontario, CAN	Co-Group Head, Capital Markets

David I. McKay	Ontario, CAN	Group Head, Canadian Banking

Gordon M. Nixon	Ontario, CAN	President and Chief Executive Officer

Mark A. Standish	New York, U.S.A.	Co-Group Head, Capital Markets

W. James Westlake	Ontario, CAN	Group Head, International Banking and Insurance

Mr. Friis was appointed to Group Executive in his role as Chief Risk Officer of Royal Bank of Canada in January 2009. Prior to his current role, he was appointed Executive Vice-President and Chief Risk Officer in February 2005.

Ms. Fukakusa was appointed to Chief Administrative Officer and Chief Financial Officer of Royal Bank of Canada in January 2009. Ms. Fukakusa was appointed to Group Executive in her role as Executive Vice-President and Chief Financial Officer in January 2007.

Ms. Hirji was appointed to Group Executive in her role as Chief Human Resources Officer in June 2010. Prior to her current role, Ms. Hirji was Executive Vice-President, Human Resources of Royal Bank of Canada since February 2007.

Mr. Lewis was appointed Group Head, Wealth Management in March 2007. From July 2000 to May 2008, Mr. Lewis was Chief Executive Officer of RBC Asset Management Inc., Royal Bank of Canada’s Canadian mutual fund and asset management business. From 2003 to 2007, Mr. Lewis was also Head of Products for Royal Bank of Canada’s Canadian Personal and Commercial Banking (including Wealth Management).

Mr. McGregor was appointed Co-Group Head, Capital Markets in November 2008. From November 2004, Mr. McGregor was Head of Global Investment Banking and Equity Markets in Royal Bank of Canada’s Capital Markets business and was appointed Co-President of Capital Markets in February 2007.

Mr. McKay was appointed Group Head, Canadian Banking in April 2008. From October 2005 until April 2008, Mr. McKay was Executive Vice-President of Personal Financial Services of Royal Bank of Canada.

Mr. Nixon was appointed President of Royal Bank of Canada in April 2001 and Chief Executive Officer in August 2001.

Mr. Standish was appointed Co-Group Head, Capital Markets in November 2008. From December 2002, Mr. Standish was Head of Global Markets in Royal Bank of Canada’s Capital Markets business and was appointed Co-President of Capital Markets in February 2007.

Mr. Westlake was appointed Group Head, International Banking and Insurance in February 2009. Previously, he was Group Head, Canadian Banking from March 2007. Mr Westlake was Group Head, Personal and Business Clients from March 2006.

OWNERSHIP OF SECURITIES

To our knowledge, the directors and executive officers, as a group, beneficially own or exercise control or direction over less than one percent (1%) of our common and preferred shares. None of our directors or executive officers holds shares of our subsidiaries except where required for qualification as a director of a subsidiary.

CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS

To the best of our knowledge, no director or executive officer,

(a)	is, as at December 1, 2011 or has been, within the 10 years before, a director, chief executive officer or chief financial officer of any company (including our company), that while that person was acting in that capacity,

(i)	was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days, or

(ii)	was subject to an event that resulted, after the director or executive officer ceased to be a director, chief executive officer or chief financial officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days, or

(b)	is, as at December 1, 2011 or has been, within the 10 years before, a director or executive officer of any company (including our company), that while that person was acting in that capacity or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, or

(c)	has, within the 10 years before December 1, 2011, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director or executive officer,

Except for the following;

Mr. O’Brien was a director of Air Canada when it filed for protection under the Companies’ Creditors Arrangement Act on April 1, 2003. Mr. O’Brien is no longer a director of Air Canada.

Mr. Reinhard became a director of Dow Corning Corporation in June 2000. The company sought protection under the reorganization provisions under Chapter 11 of the U.S. Bankruptcy Code in 1995 and emerged from Chapter 11 bankruptcy proceedings in 2004. Mr. Reinhard is no longer a director of Dow Corning Corporation.

To the best of our knowledge, none of our directors or executive officers have been subject to (a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

CONFLICTS OF INTEREST

To the best of our knowledge, no director or executive officer has an existing or potential material conflict of interest with us or any of our subsidiaries.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

In the ordinary course of our business, we are routinely involved in or parties to various ongoing, pending and threatened legal actions and proceedings.

A description of certain legal proceedings to which we are a party appears under the heading “Guarantees, commitments and contingencies – Litigation” in Note 25 on page 135 to our 2011 Annual Consolidated Financial Statements for the year ended October 31, 2011, which pages are incorporated by reference.

Since October 31, 2010, (a) there have been no penalties or sanctions imposed against us by a court relating to securities legislation or by a securities regulatory authority, (b) there have been no other penalties or sanctions imposed by a court or regulatory body against us that would likely be considered important to a reasonable investor in making an investment decision, and (c) we have not entered into any settlement agreements with a court relating to securities legislation or with a securities regulatory authority.3

[3]	National Instrument 14-101 limits the meaning of “securities legislation” to Canadian provincial and territorial legislation and “securities regulatory authority” to Canadian provincial and territorial securities regulatory authorities.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

To the best of our knowledge, there were no directors or executive officers or any associate or affiliate of a director or executive officer with a material interest in any transaction within the three most recently completed financial years or during the current financial year that has materially affected us or is reasonably expected to materially affect us.

TRANSFER AGENT AND REGISTRAR

For Canada and the Caribbean, Computershare Trust Company of Canada is the transfer agent and registrar for our common shares and our preferred shares. Their principal offices are in the cities of: Halifax, NS; Montreal, QC; Toronto, ON; Calgary, AB; and Vancouver, BC. In the U.S., Computershare Trust Company, N.A. is the co-transfer agent located in Golden, Colorado. In the U.K., Computershare Services PLC is the co-transfer agent located in Bristol, England.

EXPERTS

Deloitte & Touche LLP, independent registered chartered accountants, prepared the Report of Independent Registered Chartered Accountants in respect of our audited consolidated financial statements and the Report of Independent Registered Chartered Accountants in respect of our internal control over financial reporting.

AUDIT COMMITTEE

AUDIT COMMITTEE MANDATE

The mandate of the Audit Committee is attached as Appendix C to this annual information form.

COMPOSITION OF AUDIT COMMITTEE

The Audit Committee consists of Victor L. Young (Chair), Timothy J. Hearn, Alice D. Laberge, Jacques Lamarre, Brandt C. Louie, J. Pedro Reinhard and Kathleen P. Taylor. The board has determined that each member of the Audit Committee is independent under our Director Independence Policy, which incorporates the independence standards under applicable Canadian and U.S. laws and regulations and none receives, directly or indirectly, any compensation from us other than ordinary course compensation for service as a member of the board of directors and its committees or of a board of directors of one or more of our subsidiaries. All members of the Audit Committee are financially literate within the meaning of National Instrument 52-110 – Audit Committees and of the Corporate Governance Standards of the NYSE. In considering the criteria for determining financial literacy, the board of directors looks at the ability of a director to read and understand a balance sheet, an income statement and a cash flow statement of a financial institution. The board has determined that each of Timothy J. Hearn, Alice D. Laberge, J. Pedro Reinhard and Victor L. Young qualifies as an “audit committee financial expert” as defined by the SEC.

RELEVANT EDUCATION AND EXPERIENCE OF AUDIT COMMITTEE MEMBERS

In addition to each member’s general business experience, the education and experience of each Audit Committee member that is relevant to the performance of his or her responsibilities as an Audit Committee member is as follows:

Timothy J. Hearn, B.Sc., earned his Bachelor of Science degree from the University of Manitoba. Mr. Hearn was Chairman, President and Chief Executive Officer of Imperial Oil Limited from 2002 to 2008 and is a director of Viterra Inc. Mr. Hearn has been a member of our Audit Committee since March 2006.

Alice D. Laberge, B.Sc., M.B.A., earned her Bachelor of Science degree from the University of Alberta and her M.B.A. from the University of British Columbia. Ms. Laberge was President and Chief Executive Officer of Fincentric Corporation until July 2005 and prior to December 2003, was its Chief Financial Officer. Ms. Laberge is a director of Potash Corporation of Saskatchewan and Russel Metals Inc. and has been a member of our Audit Committee since March 2006.

Jacques Lamarre, B.A., B.Sc., is a graduate of Laval University where he earned his Bachelor of Arts degree and Bachelor of Arts and Science degree in Civil Engineering. He has also completed Harvard University’s Executive Development Program. Prior to May 2009, Mr. Lamarre served as President and Chief Executive Officer of SNC-Lavalin Group Inc. for 13 years. Mr. Lamarre has been a member of our Audit Committee since February 2004.

Brandt C. Louie, B.Comm., F.C.A., earned his Bachelor of Commerce degree from the University of British Columbia and is a Chartered Accountant and a Fellow of the Institute of Chartered Accountants of British Columbia. Mr. Louie is Chairman and Chief Executive Officer of H.Y. Louie Co. Limited and Chairman and a director of London Drugs Limited. Mr. Louie has been a member of our Audit Committee since March 2010.

J. Pedro Reinhard, M.B.A., earned his M.B.A. at the Escola de Administracão de Empresas Fundação Getulio Vargas (Sao Paulo) and attended post-graduate studies at the University of Cologne in Germany and Stanford University. Mr. Reinhard is the President of Reinhard & Associates and was Executive Vice-President and Chief Financial Officer of The Dow Chemical Company prior to October 2005. Mr. Reinhard is a director of Colgate-Palmolive Company and Sigma-Aldrich Corporation and is also a past chairman of the CFO Council Conference Board. Mr. Reinhard has been a member of our Audit Committee since May 2000.

Kathleen P. Taylor, B.A. (Hons.), L.L.B., M.B.A., earned her Bachelor of Arts degree (Honours) from the University of Toronto, her law degree from Osgoode Hall Law School and her M.B.A. from the Schulich School of Business at York University. Ms. Taylor is the President and Chief Executive Officer of Four Seasons Hotels and Resorts. Ms. Taylor has been a member of our Audit Committee since November 2001.

Victor L. Young, B.Comm. (Hons.), M.B.A., earned his Bachelor of Commerce (Honours) degree from Memorial University and his M.B.A. from the University of Western Ontario. From 1984 to 2001, Mr. Young served as Chairman and Chief Executive Officer of Fishery Products International Limited. Mr. Young is a director of Imperial Oil Limited and McCain Foods Limited. Mr. Young has been a member of our Audit Committee since March 2007.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy that requires pre-approval by the Audit Committee of audit services and other services within permissible categories of non-audit services. The policy prohibits us from engaging the auditor for “prohibited” categories of non-audit services. A copy of our Pre-Approval Policies and Procedures can be found in Appendix D.

INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS’ FEES

Deloitte & Touche LLP (Deloitte) has served as one of our auditing firms since January 11, 1990 and became our sole auditor on September 23, 2003. Fees relating to the years ended October 31, 2011 and October 31, 2010 to Deloitte and its affiliates were $22.7 million and $23.6(1) million respectively and are detailed below. The nature of each category of fees is also described below.

	Year ended October 31, 2011 ($Millions)			Year ended October 31, 2010(1) ($Millions)
	Bank and Subsidiaries	Mutual Funds(2)	Total	Bank and Subsidiaries	Mutual Funds(2)	Total
Audit fees	$17.4	$1.8	$19.2	$18.1	$1.9	$20.0
Audit-related fees	2.3	-	2.3	2.5	-	2.5
Tax fees	0.1	0.4	0.5	0.1	0.4	0.5
All other fees	0.3	0.4	0.7	0.3	0.3	0.6
	$20.1	$2.6	$22.7	$21.0	$2.6	$23.6

(1) The 2010 amounts have been updated to reflect additional approved services identified during 2011 which relate to the year end October 31, 2010 as well as foreign currency exchange rates at payment dates compared to the approval date.

(2) The Mutual Funds category includes fees paid for professional services provided by Deloitte for certain Mutual Funds managed by subsidiaries of the Bank. In addition to other administrative costs, the subsidiaries are responsible for the auditors’ fees for professional services rendered in connection with the annual audit, statutory and regulatory filings and other services for the Mutual Funds in return for a fixed administration fee.

Audit Fees

Audit fees were paid for professional services rendered by the auditor for the integrated audit of the annual financial statements of the Bank, including its audit of the effectiveness of our internal control over financial reporting, and any financial statement audits of our subsidiaries. In addition, audit fees were paid for services that generally only the Bank’s independent auditor reasonably can provide including services provided in connection with statutory and regulatory filings related to prospectuses and other offering documents.

Audit-Related Fees

Audit-related fees were paid for assurance and related services that are reasonably related to the performance of the audit or review of our annual financial statements and are not reported under the audit fees item above. These services consisted of:

•	special attest services traditionally performed by the Bank’s independent auditor;
•	reporting on the effectiveness of internal controls as required by contract or for business reasons;
•	the audits of the financial statements of our various pension plans and charitable foundations;
•	the audits of various trusts and limited partnerships; and
•	the audits of certain special purpose vehicles relating to complex structured products.

Tax Fees

Tax fees were paid for tax compliance services including the review of original and amended tax returns, assistance with questions regarding tax audits and assistance in completing routine tax schedules and calculations.

All Other Fees

These services consist of French translation of financial statements and related continuous disclosure and other public documents containing financial information for us and certain of our subsidiaries as well as accounting research publications.

ADDITIONAL INFORMATION

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of our securities, and securities authorized for issuance under equity compensation plans, where applicable, is contained in the Bank’s Management Proxy Circular for the most recent annual meeting of shareholders. Additional financial information is provided in our financial statements and management’s discussion and analysis which are included in our 2011 Annual Report to Shareholders for the year ended October 31, 2011.

Copies of this annual information form, our 2011 Annual Report to Shareholders and Management Proxy Circular in respect of the most recent annual meeting of shareholders may be obtained from Investor Relations at 200 Bay Street, North Tower, 4th Floor, Toronto, Ontario, M5J 2W7 (416-955-7802).

This annual information form, the financial statements and management’s discussion and analysis for the year ended October 31, 2011, as well as additional information about us may be found on our website at rbc.com, on SEDAR, the Canadian Securities Administrators’ website, at sedar.com, and on the EDGAR section of the SEC’s website at sec.gov.

Information contained in or otherwise accessible through the websites mentioned in this annual information form does not form a part of this annual information form. All references in this annual information form to websites are inactive textual references and are for your information only.

TRADEMARKS

Trademarks used in this annual information form include the LION & GLOBE Symbol, ROYAL BANK OF CANADA, RBC, and RBC ENVIRONMENTAL BLUEPRINT which are trademarks of Royal Bank of Canada used by Royal Bank of Canada and/or by its subsidiaries under license. All other trademarks mentioned in this annual information form, which are not the property of Royal Bank of Canada, are owned by their respective holders. RBC Dexia IS and affiliated Dexia companies are licensed users of the RBC trademark.

APPENDIX A – PRINCIPAL SUBSIDIARIES

PRINCIPAL SUBSIDIARIES

Principal subsidiaries (1)	Principal office address (2)	Carrying value of voting shares owned by the bank (3)

Royal Bank Mortgage Corporation (4)	Toronto, Ontario, Canada	$1,061

RBC Capital Trust	Toronto, Ontario, Canada	1,269

RBC Dominion Securities Limited (4)	Toronto, Ontario, Canada	4,634
RBC Dominion Securities Inc.	Toronto, Ontario, Canada
RBC Wealth Management Financial Services Inc.	Toronto, Ontario, Canada
RBC Investment Services (Asia) Limited	Hong Kong, China

Royal Trust Corporation of Canada	Toronto, Ontario, Canada	238

The Royal Trust Company	Montreal, Quebec, Canada	359

Royal Bank Holding Inc.	Toronto, Ontario, Canada	25,588
Royal Mutual Funds Inc.	Toronto, Ontario, Canada
RBC Insurance Holdings Inc.	Mississauga, Ontario, Canada
RBC General Insurance Company	Mississauga, Ontario, Canada
RBC Insurance Company of Canada	Mississauga, Ontario, Canada
RBC Life Insurance Company	Mississauga, Ontario, Canada
RBC Direct Investing Inc.	Toronto, Ontario, Canada
RBC Phillips, Hager & North Investment Counsel Inc.	Toronto, Ontario, Canada
R.B.C. Holdings (Bahamas) Limited	Nassau, Bahamas
RBC Caribbean Investments Limited	George Town, Grand Cayman
Royal Bank of Canada Insurance Company Limited	St. Michael, Barbados
Royal Bank of Canada Trust Company (Bahamas) Limited	New Providence, Bahamas
Investment Holdings (Cayman) Limited	George Town, Grand Cayman
RBC (Barbados) Funding Ltd.	St. Michael, Barbados
Royal Bank of Canada (Caribbean) Corporation	St. Michael, Barbados
Royal Bank of Canada Trust Company (Cayman) Limited	George Town, Grand Cayman
RBC Alternative Asset Management Inc. (2)	New York, New York, U.S.
RBC Capital Markets Arbitrage S.A.	Luxembourg, Luxembourg
Royal Bank of Canada (Asia) Limited	Singapore, Singapore
Capital Funding Alberta Limited	Calgary, Alberta, Canada

Royal Bank of Canada Financial Corporation	St. Michael, Barbados	5

RBC Finance B.V.	Amsterdam, Netherlands	3,319
Royal Bank of Canada Holdings (U.K.) Limited	London, England
RBC Europe Limited	London, England
Royal Bank of Canada Investment Management (U.K.) Limited	London, England
Royal Bank of Canada Trust Corporation Limited	London, England
RBC Asset Management UK Limited	London, England
RBC Holdings (Channel Islands) Limited	Jersey, Channel Islands
Royal Bank of Canada (Channel Islands) Limited	Guernsey, Channel Islands
RBC Treasury Services (CI) Limited	Jersey, Channel Islands
RBC Offshore Fund Managers Limited	Guernsey, Channel Islands
RBC Fund Services (Jersey) Limited	Jersey, Channel Islands
RBC Investment Solutions (CI) Limited	Guernsey, Channel Islands
RBC Investment Services Limited	Jersey, Channel Islands
RBC Regent Fund Managers Limited	Jersey, Channel Islands
RBC Trust Company (International) Limited	Jersey, Channel Islands
Regent Capital Trust Corporation Limited	Jersey, Channel Islands
RBC Trust Company (Jersey) Limited	Jersey, Channel Islands
RBC Trustees (Guernsey) Limited	Guernsey, Channel Islands
RBC Regent Tax Consultants Limited	Jersey, Channel Islands
RBC Wealth Planning International Limited	Jersey, Channel Islands
RBC cees Limited	Jersey, Channel Islands
RBC cees International Limited	Jersey, Channel Islands
RBC Fund Administration (CI) Limited	Jersey, Channel Islands
Royal Bank of Canada Trust Company (Asia) Limited	Hong Kong, China
RBC Reinsurance (Ireland) Limited	Dublin, Ireland
Royal Bank of Canada (Suisse) SA	Geneva, Switzerland
Roycan Trust Company S.A.	Geneva, Switzerland

RBC Investment Management (Asia) Limited	Hong Kong, China	17

RBC Capital Markets (Japan) Ltd.	St. Michael, Barbados	65

RBC Holdings (Barbados) Ltd.	St. Michael, Barbados	2,693
RBC Financial (Caribbean) Limited	Port of Spain, Trinidad and Tobago

Bluebay Asset Management Ltd	London, England	1,571

RBC USA Holdco Corporation (2)	New York, New York, U.S.	7,750
RBC Bank (USA)	Raleigh, North Carolina, U.S.
RBC Capital Markets, LLC (2)	New York, New York, U.S.
RBC Trust Company (Delaware) Limited	Wilmington, Delaware, U.S.
RBC Insurance Holdings (USA) Inc.	Wilmington, Delaware, U.S.

RBC Bank (Georgia), National Association	Atlanta, Georgia, U.S.	52

(1) The bank directly or indirectly owns 100% of the voting shares of each subsidiary.

(2) Each subsidiary is incorporated or organized under the laws of the state or country in which the principal office is situated, except for RBC USA Holdco Corporation, and RBC Alternative Asset Management Inc., which are incorporated under the laws of the State of Delaware, U.S., RBC Capital Markets, LLC, which is incorporated under the laws of the State of Minnesota.

(3) The carrying value (in millions of dollars) of voting shares is stated as the bank’s equity in such investments.

(4) The subsidiaries have outstanding non-voting shares of which the bank, directly or indirectly, owns 100%.

APPENDIX B – EXPLANATION OF RATING AND OUTLOOK

INSTITUTION		RATING	OUTLOOK
Moody’s Investors Service	—	Obligations rated ‘Aa’ are judged to be high quality, with “very low credit risk”.	A stable rating outlook indicates that a rating is not likely to change.
	—	Issuers (or supporting institutions) rated between Aaa and A3 have a superior ability to repay short-term debt obligations.
	—	The modifier 1 indicates that the obligation ranks in the higher end of its rating category.
Standard & Poor’s	—	An obligation rated ‘AA’ has very strong capacity to meet its financial commitments. It differs from the highest-rated obligations only to a small degree.	A stable rating outlook indicates that a rating is not likely to change.
	—	An obligation rated ‘A’ has strong capacity to meet its financial commitments but is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher-rated categories.
	—	The addition of a plus or minus sign shows the relative standing within the major rating categories.
Fitch Ratings	—	‘AA’ ratings denote expectations of very low credit risk and are judged to be of high credit quality. They indicate very strong capacity for payment of financial commitments. This capacity is not significantly vulnerable to foreseeable events.	A stable rating outlook indicates that a rating is not likely to change.
	—	The modifiers “+” or “-” may be appended to a rating to denote relative status within major rating categories.
DBRS	—	An obligation rated ‘AA’ is of superior credit quality, and protection of interest and principal is considered high. In many cases they differ from obligations rated ‘AAA’ only to a small degree.	A stable rating outlook indicates that a rating is not likely to change.
	—	Preferred shares rated Pfd-1 are of superior credit quality, and are supported by entities with strong earnings and balance sheet characteristics. Pfd-1 securities generally correspond with companies whose senior bonds are rated in the AAA or AA categories.
	—	Each rating category is denoted by the subcategories “high” and “low”. The absence of either a “high” or “low” designation indicated the rating is in the middle of the category.

WHAT THE RATINGS ADDRESS:

Long-term Senior Debt

Credit ratings are the current opinion of the rating agency on creditworthiness of an obligor with respect to fixed-income obligations whose original maturity is of a medium to long term nature. They address the possibility that a financial obligation will not be honoured as promised and reflect both the likelihood of default and any financial loss suffered in the event of default.

Subordinated Debt

Credit ratings are the current opinion of the rating agency on creditworthiness of an obligor with respect to a specific financial obligation and a specific class of financial obligation for a specific financial program. Ratings take into consideration the creditworthiness of guarantors, insurers, or other forms of credit enhancement on the obligation and takes into account the currency in which the obligation is denominated.

Preferred Stock

Preferred stock ratings address the issuer’s capacity and willingness to pay dividends and principal, in case of limited life preferreds, on a timely basis. They address the likelihood of timely payment of dividends, notwithstanding the legal ability to pass on or defer a dividend payment.

Rating Outlook

Rating Outlook assesses the potential direction of a credit rating over the intermediate to longer term. In determining a Rating Outlook consideration is given to any changes in the economic and fundamental business conditions. An Outlook is not necessarily a precursor of a rating change.

APPENDIX C – AUDIT COMMITTEE MANDATE

ROYAL BANK OF CANADA

EXTRACT FROM THE ADMINISTRATIVE RESOLUTIONS ADOPTED BY THE

BOARD OF DIRECTORS OF ROYAL BANK OF CANADA

(hereinafter referred to as the “Bank”)

December 2, 2010

2.1	Audit Committee

2.1.1	Establishment of Committee and Procedures

a)	Establishment of Committee

A committee of the directors to be known as the “Audit Committee” (hereinafter the “Committee”) is hereby established.

b)	Composition of Committee

The Committee shall be composed of not less than five directors. Each member shall be financially literate, as the Board of Directors interprets such qualification in its business judgment, or must become financially literate within a reasonable period of time after appointment to the Committee. At least one member shall have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment and in accordance with applicable regulatory requirements. No member of the Committee may serve on the audit committees of more than two other public companies, unless the Board of Directors determines that this simultaneous service would not impair the ability of the member to serve effectively on the Committee.

c)	Independence of Committee Members

As required by the Bank Act, none of the members of the Committee shall be an officer or employee of the Bank or of an affiliate of the Bank. All of the members of the Committee shall be “unaffiliated”, as determined by regulations made under the Bank Act. All of the members of the Committee shall be independent, as determined by director independence standards adopted by the Board in accordance with applicable regulatory requirements.

d)	Appointment of Committee Members

Members shall be appointed or reappointed at the annual organizational meeting of the directors and in the normal course will serve a minimum of three years. Each member shall continue to be a member until a successor is appointed, unless the member resigns, is removed or ceases to be a director. The Board of Directors may fill a vacancy that occurs in the Committee at any time.

e)	Committee Chairman and Secretary

The Board of Directors or, in the event of its failure to do so, the members of the Committee, shall appoint or reappoint, at the annual organizational meeting of the directors, a Chairman from among their number. The Chairman shall not be a former employee of the Bank or of an affiliate. The Committee shall also appoint a Secretary who need not be a director.

f)	Time and Place of Meetings

Meetings may be called by any member of the Committee, or by the external auditors. The time and place of and the procedure at meetings shall be determined from time to time by the members, provided that:

i)	a quorum for meetings shall be three members, a majority of whom must be “resident Canadian” except as otherwise provided by the Bank Act;
ii)	the Committee shall meet at least quarterly;
iii)	the Committee may request any officer or employee of the Bank or the Bank’s outside counsel or external auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee;
iv)	notice of the time and place of every meeting shall be given in writing or by telephone, facsimile, email or other electronic communication to each member of the Committee and to the external auditors at least 24 hours prior to the time fixed for such meeting, provided, however, that business referred to in paragraph 2.1.3.f)(iv) below may be transacted at a meeting of which at least one hour prior notice is given as aforesaid, and that a member may in any manner waive notice of a meeting; and attendance of a member at a meeting is a waiver of notice of the meeting, except where a member attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called; and
v)	a resolution in writing signed by all the members entitled to vote on that resolution at a Committee meeting, other than a resolution of the Committee carrying out its duties under subsection 194(3) of the Bank Act, shall be as valid as if it had been passed at a meeting of the Committee.

g)	Reporting to the Board of Directors
i)	The Committee shall report to the Board of Directors following each meeting with respect to its activities and with such recommendations as are deemed desirable in the circumstances.
ii)	Prior to approval by the directors, the Committee will also report to the Board on the annual statement and returns that must be approved by the directors under the Bank Act.

h)	Access to Management and External Advisors
i)	In fulfilling its responsibilities, the Committee shall have unrestricted access to management and employees of the Bank. The Committee is also empowered to investigate any matter with full access to all books, records, facilities, management and employees of the Bank and the authority to select, retain, terminate and approve the fees of outside counsel or other experts for this purpose.
ii)	The Committee shall, as it deems necessary to carry out it duties, select, retain, terminate and approve the fees of any independent legal, accounting or other advisor or consultant.

i)	Private Meetings

At least quarterly, the Committee shall meet with no members of management present and shall have separate private meetings with the external auditors, and each of the chief internal auditor, the chief financial officer, the general counsel, and the chief compliance officer, to discuss any matters that the Committee or these groups believe should be discussed.

j)	Evaluation of Effectiveness and Review of Mandate

The Committee shall annually review and assess the adequacy of its mandate and evaluate its effectiveness in fulfilling its mandate.

2.1.2	General Scope of Responsibilities and Purpose of the Committee

Management is responsible for the preparation, presentation and integrity of the Bank’s financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.

The external auditors are responsible for planning and carrying out, in accordance with professional standards, an audit of the Bank’s annual financial statements and internal control over financial reporting, and reviews of the Bank’s quarterly financial information.

The Committee’s purpose is to review the adequacy and effectiveness of these activities and to assist the Board in its oversight of:

(i)	the integrity of the Bank’s financial statements;
(ii)	the external auditors’ qualifications and independence;
(iii)	the performance of the Bank’s internal audit function and external auditors;
(iv)	the adequacy and effectiveness of internal controls; and
(v)	the Bank’s compliance with legal and regulatory requirements.

The Committee is also responsible for preparing any report from the Committee that may be required to be included in the Bank’s annual proxy statement or that the Board elects to include on a voluntary basis.

The Committee shall meet every fiscal quarter, or more frequently at the discretion of the Committee if circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements.

2.1.3	Specific Responsibilities

a)	Documents and Reports

The Committee shall review:

i)	prior to review and approval by the Board and public disclosure: the annual statement of the Bank, which includes the annual audited financial statements; the quarterly financial statements of the Bank; the annual information form; the quarterly and annual management’s discussion and analysis; and earnings press releases;

ii)	the types of financial information and earnings guidance provided and types of presentations made to analysts and rating agencies, and shall be satisfied that adequate procedures are in place for the review of the Bank’s public disclosure of financial information extracted or derived from the Bank’s financial statements and shall periodically assess the adequacy of these procedures;

iii)	such returns as the Superintendent of Financial Institutions may specify and other periodic disclosure documentation and reports as may be required under applicable law;

iv)	such investments and transactions that could adversely affect the well-being of the Bank as the external auditors or any officer of the Bank may bring to the attention of the Committee;

v)	prospectuses relating to the issuance of securities of the Bank;

vi)	an annual report on any litigation matters which could significantly affect the financial statements; and

vii)	an annual report from the chief compliance officer on regulatory compliance matters.

b)	Internal Control

The Committee shall;

i)	require management to implement and maintain appropriate systems of internal control, including internal controls over financial reporting and for the prevention and detection of fraud and error;

ii)	review, evaluate and approve systems of internal control and meet with the chief internal auditor and with management to assess the adequacy and effectiveness of these systems of internal control and to obtain on a regular basis reasonable assurance that the organization is in control;

iii)	receive reports from the Chief Executive Officer and the Chief Financial Officer as to the existence of any significant deficiency or material weakness in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Bank’s ability to record, process, summarize and report financial information and as to the existence of any fraud, whether or not material, that involves management or other employees who have a significant role in the Bank’s internal control over financial reporting;

iv)	review and approve the Bank’s disclosure policy and review reports on the effectiveness of the Bank’s disclosure controls and procedures; and

v)	review the process relating to and the certifications of the Chief Executive Officer and the Chief Financial Officer, including certifications on the design and effectiveness of the Bank’s disclosure controls and procedures and internal control over financial reporting, and the integrity of the Bank’s quarterly and annual financial statements.

c)	Oversight of Independent Control Functions

The Committee shall oversee the finance, compliance and internal audit functions, having regard to their independence from the businesses whose activities they review, by:

Finance function

i.	reviewing and approving the appointment or removal of the chief financial officer;
ii.	reviewing and approving on a regular basis the mandate of the chief financial officer and of the finance function;
iii.	reviewing and approving on a regular basis the organizational structure of the finance function;
iv.	annually reviewing and approving the function’s budget and resources;
v.	annually assessing the effectiveness of the chief financial officer and the finance function; and
vi.	on a periodic basis reviewing the results of independent reviews of the finance function;

Compliance function

i.	reviewing and approving the appointment or removal of the chief compliance officer;
ii.	reviewing and approving on a regular basis the mandate of the chief compliance officer and of the compliance function;
iii.	reviewing and approving on a regular basis the organizational structure of the compliance function;
iv.	annually reviewing and approving the function’s budget and resources;
v.	annually assessing the effectiveness of the chief compliance officer and the compliance function; and
vi.	on a periodic basis reviewing the results of independent reviews of the compliance function;

Internal Audit function

i.	reviewing and approving the appointment or removal of the chief internal auditor;
ii.	reviewing and approving on a regular basis the mandate of the chief internal auditor and of the internal audit function;
iii.	reviewing and approving on a regular basis the organizational structure of the internal audit function;
iv.	annually reviewing and approving the function’s budget and resources;
v.	annually assessing the effectiveness of the chief internal auditor and the internal audit function; and
vi.	on a periodic basis reviewing the results of independent reviews of the internal audit function;

d)	Internal Auditor

The Committee shall:

i)	meet with the chief internal auditor to review the results of internal audit activities, including any significant issues reported to management by the internal audit function and management’s responses and/or corrective actions;

ii)	meet with the chief internal auditor to review the status of identified control weaknesses;

iii)	review representations from the chief internal auditor, based on audit work done, on the adequacy and degree of compliance with the Bank’s systems of internal control;

iv)	review with the chief internal auditor any issues that may be brought forward by the chief internal auditor, including any difficulties encountered by the internal audit function, such as audit scope, information access, or staffing restrictions.

e)	External Auditors

The Committee shall have the authority and responsibility to recommend the appointment and the revocation of the appointment of any registered public accounting firm (including the external auditors) engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, and to fix their remuneration, subject to the powers conferred on the shareholders by the Bank Act. The Committee shall be responsible for the oversight of the work of each such accounting firm, including resolution of disagreements between management and the accounting firm regarding financial reporting, and each such firm shall report directly to the Committee. The Committee shall:

i)	meet with the external auditors to review and discuss the annual audit plan, the results of the audit, their report with respect to the annual statement and the returns and transactions referred to in subsection 194(3) of the Bank Act, and the report required to be provided to the Committee by the external auditors pursuant to Rule 2-07 of the U.S. Securities and Exchange Commission’s Regulation S-X;

ii)	have the sole authority to approve all audit engagement fees and terms, as well as the provision and the terms of any legally permissible non-audit services to be provided by the external auditors to the Bank, with such approval to be given either specifically or pursuant to preapproval policies and procedures adopted by the committee;

iii)	review with the external auditors any issues that may be brought forward by the external auditors, including any audit problems or difficulties, such as restrictions on their audit activities or access to requested information, and management’s response;

iv)	annually review with the external auditors their qualifications, independence and objectivity, including formal written statements delineating all relationships between the external auditors and the Bank that may impact such independence and objectivity;

v)	discuss with the external auditors and with management the annual audited financial statements and quarterly financial statements, including the disclosures contained in the annual and quarterly management’s discussion and analysis;

vi)	review hiring policies concerning partners, employees and former partners and employees of the present and former external auditors;

vii)	review and evaluate the qualifications, performance and independence of the lead partner of the external auditors and discuss the timing and process for implementing the rotation of the lead audit partner, the concurring audit partners and any other active audit engagement team partner;

viii)	at least annually, obtain and review a report by the external auditors describing: the external auditors’ internal quality-control procedures; to the extent permitted under the relevant review process, any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditors, and any steps taken to deal with any such issues; and

ix)	take into account the opinions of management and the Bank’s internal auditors in assessing the qualifications, performance and independence of the external auditors.

f)	Capital Management

The Committee:

i)	shall review and approve at least once a year the capital management policies recommended by management;

ii)	shall review on a regular basis the capital position and capital management processes;

iii)	shall obtain on a regular basis reasonable assurance that the Bank’s capital management policies are being adhered to;

iv)	as provided in the relevant standing resolutions of the Board of Directors, may designate and authorize the issue of First Preferred Shares and the issue of securities qualifying as Tier 2A capital under capital adequacy guidelines issued by the Superintendent of Financial Institutions; and

v)	in connection with the exercise of the power delegated to senior management to authorize and approve issues of subordinated indebtedness of the Bank, shall review and approve the Draft Securities Disclosure Document as provided in the relevant standing resolution of the Board of Directors.

g)	Other

i)	The Committee shall discuss major issues regarding accounting principles and financial statement presentations, including significant changes in the Bank’s selection or application of accounting principles, analyses prepared by management or the external auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effect on the financial statements of alternative methods of applying Canadian or U.S. generally accepted accounting principles, of regulatory and accounting initiatives and of off-balance sheet structures;

ii)	The Committee shall establish procedures for the receipt, retention, treatment and resolution of complaints received by the Bank regarding accounting, internal accounting controls or auditing matters, as well as procedures for the confidential and anonymous submission by employees of concerns regarding accounting or auditing matters;

iii)	The Committee shall review and discuss any reports concerning material violations submitted to it by Bank attorneys or counsel pursuant to the attorney professional responsibility rules of the U.S. Securities and Exchange Commission, the Bank’s attorney reporting policy, or otherwise;

iv)	The Committee shall discuss the major financial risk exposures of the Bank and the steps management has taken to monitor and control such exposures; and

v)	Subject to the laws applicable to the subsidiary, the Committee may perform for and on behalf of a subsidiary the functions of an audit committee of the subsidiary.

APPENDIX D – PRE-APPROVAL POLICIES AND PROCEDURES

POLICIES AND PROCEDURES

FOR THE PRE-APPROVAL OF SERVICES

TO BE PERFORMED BY PUBLIC ACCOUNTING FIRMS

(EFFECTIVE OCTOBER 14, 2010)

Mandate

1.	The mandate of the Audit Committee established by the Board of Directors confers on the Committee the authority and responsibility (among other things) to pre-approve all audit and any legally permissible non-audit services to be provided by the external auditors and all audit, review and attest services provided by any other public accounting firm, with such approval to be given either specifically or pursuant to pre-approval policies and procedures adopted by the Committee.

Purpose

2.	These Policies and Procedures are intended:

a)	to specify the methods by which the Audit Committee may pre-approve the provision of audit, review and attest services by any public accounting firm to the Bank and its subsidiaries;

b)	to specify the methods by which the Audit Committee may pre-approve the provision of non-audit services to the Bank and its subsidiaries by the Bank’s external auditors and their affiliates (the “auditors”) that do not impair the independence of the auditors under applicable laws and professional standards, including the rules of the Canadian Institute of Chartered Accountants, the Public Company Accounting Oversight Board (“PCAOB”), the Canadian Securities Administrators and the U.S. Securities and Exchange Commission;

c)	to set forth procedures designed to ensure that any services to be provided by the auditors and that any audit, review or attestation services to be performed by any other public accounting firm have been properly authorized and pre-approved under the authority of the Audit Committee, and that the Committee is promptly informed of each service; and

d)	to ensure that the Audit Committee’s responsibilities under applicable law are not delegated to management.

Required Approval of Audit and Non-Audit Services

3.	The Audit Committee shall pre-approve all engagements of the auditors by:

a)	the Bank; or

b)	any subsidiary.

4.	The Audit Committee shall pre-approve engagements of any public accounting firm to provide audit, review or attest services to:

a)	the Bank; or

b)	any subsidiary.

5.	The Audit Committee shall evidence its pre-approval by resolution of the Committee or through the exercise of delegated authority in accordance with these Policies and Procedures.

6.	“Subsidiary” has the meaning set forth in Rule 1-02(x) of the U.S. Securities and Exchange Commission’s Regulation S-X. The Bank considers any entity that the Bank is required to consolidate under U.S. GAAP to be a “subsidiary”.

7.	For the purpose of these Policies and Procedures and any pre-approval:

a)	“Audit services” include services that are a necessary part of the audit process and any activity that is a necessary procedure used by the accountant in reaching opinions on the financial statements and on internal control over financial reporting as is required under applicable auditing standards (“AAS”), including technical reviews to reach an audit judgment on complex accounting issues;

b)	The term “audit services” is broader than those services strictly required to perform an audit pursuant to AAS and include such services as:
i)	the issuance of comfort letters and consents in connection with offerings of securities;
ii)	the performance of domestic and foreign statutory audits;
iii)	attest services required by statute or regulation; and
iv)	assistance with and review of documents filed with the Office of the Superintendent of Financial Institutions, Canadian securities administrators, the Securities and Exchange Commission, the Board of Governors of the Federal Reserve Board and other regulators having jurisdiction over the activities of the Bank and its subsidiaries, and responding to comments from such regulators;

c)	“Audit-related” services are assurance (e.g., due diligence services) and related services traditionally performed by the principal accountant and that are reasonably related to the performance of the audit or review of financial statements and not categorized under “audit fees” for disclosure purposes.

“Audit-related services” include:
i)	employee benefit plan audits, including audits of employee pension plans,
ii)	due diligence related to mergers and acquisitions,
iii)	consultations and audits in connection with acquisitions, including evaluating the accounting treatment for proposed transactions;
iv)	internal control reviews;
v)	attest services not required by statute or regulation; and
vi)	consultations regarding financial accounting and reporting standards.

Non-financial operational audits are not “audit-related” services;

d)	“Review services” are services applied to unaudited financial statements and consist of the inquiry and analytical procedures that provide the accountant with a reasonable basis for expressing limited assurance that there are no material modifications that should be made to financial statements for them to be in conformity with GAAP or, if applicable, any other comprehensive basis of accounting;

e)	“Attest” services are those engagements where the accountant issues an examination, a review, or an agreed-upon procedures report on a subject matter, or an assertion about the subject matter that is the responsibility of another party. Examples of the subject matter of an “attest” engagement include: examinations (i.e., audits) of financial forecasts and projections; reviews of pro-forma financial information; reporting on a company’s internal control over financial reporting; and examinations of compliance with contractual arrangements or laws and regulations.

Delegation

8.	The Audit Committee may from time to time delegate to one or more of its members who are “independent” (within the meanings of applicable law and the rules or policies of a securities commission having jurisdiction, and the NYSE) the power to pre-approve from time to time:

a)	audit, review or attest services to be provided by any public accounting firm (including the auditors) that have not been otherwise approved by the Committee;

b)	permissible non-audit services to be provided by the auditors that have not otherwise been approved by the Committee, and

c)	changes in the scope of pre-approved engagements and the maximum estimated fees for engagements that have been pre-approved by the Committee.

9.	The member(s) exercising such delegated authority must report at the next regularly scheduled meeting of the Audit Committee any services that were pre-approved under this delegated authority since the date of the last regularly scheduled meeting.

10.	The member(s) exercising delegated authority may evidence his or her approval by signing an instrument in writing that describes the engagement with reasonable specificity, or by signing an engagement letter containing such a description.

11.	In addition, member(s) exercising delegated authority may pre-approve an engagement orally, if any such oral approval is promptly confirmed in writing. Such written confirmation may be given by fax or e-mail and must describe the engagement with reasonable specificity.

Responsibilities of External Auditors

12.	To support the independence process, the external auditors shall:

a)	confirm in engagement letters that performance of the work will not impair independence;

b)	satisfy the Audit Committee that they have in place comprehensive internal policies and processes to ensure adherence, world-wide, to independence requirements, including robust monitoring and communications;

c)	provide regular communication and confirmation to the Committee on independence;

d)	provide for Committee approval, in connection with each annual audit engagement, a detailed scope of services outlining each individual audit to be performed and a detailed description of audit-related services;

e)	utilize the assigned tracking numbers in all fee billings and correspondence and provide detailed, quarterly fee reporting.

f)	maintain certification by the Canadian Public Accountability Board and registration with the U.S. Public Company Accounting Oversight Board; and

g)	review their partner rotation plan and advise the Committee on an annual basis.

Engagements

13.	The Audit Committee will not, as a general rule, pre-approve a service more than one year prior to the time at which it is anticipated that the firm of accountants will be engaged to provide the service.

14.	Engagements will not be considered to be revolving in nature and may not operate from year-to-year.

15.	All audit and non-audit services to be provided by the auditors and all audit, review or attest services to be provided by any public accounting firm shall be provided pursuant to an engagement letter that shall:

a)	be in writing and signed by the auditors or public accounting firm;

b)	specify the particular services to be provided;

c)	specify the period in which the services will be performed;

d)	specify the maximum total fees to be paid; and

e)	in the case of engagements of the auditors, include a confirmation by the auditors that the services are not within a category of services the provision of which would impair their independence under applicable law and Canadian and U.S. generally accepted auditing standards.

16.	Management shall, before signing and delivering an engagement letter on behalf of the Bank or a subsidiary and before authorizing the commencement of an engagement:

a)	obtain an engagement letter in accordance with the foregoing;

b)	confirm that the services are described in the engagement letter accurately and with reasonable specificity;

c)	obtain confirmation from the auditors that they have conducted an analysis that supports their conclusion that performance of the services will not impair their independence;

d)	with respect to engagements for the provision of services other than audit and audit-related services, obtain confirmation from legal counsel for the Bank that performance of the services will not impair independence; and

e)	verify that the performance of the services has been specifically approved by the Audit Committee or a member in accordance with authority delegated by the Committee.

All engagement letters entered into pursuant to these Policies and Procedures shall be made available to the Audit Committee.

Tax Services

17.	The Audit Committee, and any member in the exercise of delegated power, shall consider the provision of tax services by the auditors on an engagement-by-engagement basis.

18.	The Audit Committee shall not pre-approve, and any member of the Audit Committee may not exercise delegated power to engage the auditors to provide, tax services to the Bank or a subsidiary:

a)	to represent the Bank or a subsidiary before a tax or other court;

b)	if the provision of the services would be prohibited, as prescribed by paragraph 22 of these Policies and Procedures; or

c)	related to marketing, planning or opinion in favour of the tax treatment of (1) a transaction offered under conditions of confidentiality and for which a fee has been or will be paid by the Bank; or (2) a transaction that was initially recommended directly or indirectly, by the accountant and a significant purpose of which is tax avoidance, unless the proposed tax treatment is at least more likely than not to be allowable under applicable tax laws.

19.	The Audit Committee shall not pre-approve, and any member of the Audit Committee may not exercise delegated power to engage the auditors to provide tax services to a person in a financial oversight role at the Bank, or an immediate family member of such a person, except as would be permitted by the PCAOB rules.

Other Non-Audit Services

20.	The Audit Committee, and any member in the exercise of delegated power, shall consider the provision of other non-audit services (non-audit services other than audit-related services and tax services, and including non-audit services relating to internal control, business recovery services and due diligence or comfort letter type services legally required or customarily provided by an issuer’s accountants in the United Kingdom, at the issuer’s expense, pursuant to an arrangement letter between an accountant, the issuer and a lender or investment bank) by the auditors on an engagement-by-engagement basis. Any approval of non-audit services relating to internal control must be preceded by a discussion with the auditors of the potential effects of the services on independence as required by the rules of the PCAOB.

Value-Added Services

21.	The Audit Committee recognizes and approves of the fact that the auditors from time to time provide, without charge or commitment, value added services to the Bank and its subsidiaries that do not involve an engagement of the auditors. Such value added services may include surveys, educational sessions, benchmarking studies, and monitoring of contest draws as an independent observer. The Audit Committee receives and reviews periodic reports from management and the auditors providing representative examples of such services as part of its monitoring of the Bank’s overall relationship with the auditors.

Prohibited Services

22.	The Audit Committee shall not pre-approve, and any member may not exercise delegated power to engage the auditors to provide any services, including tax services or business recovery services, that (i) provide for a contingency or commission fee arrangement; or (ii) involve the auditors performing any of the non-audit services set forth in paragraph (c)(4) of Rule 2-01 of the U.S. Securities and Exchange Commission’s Regulation S-X, which include:
a.	providing bookkeeping or other services related to the accounting records or financial statements of the Bank or any of its subsidiaries,
b.	providing financial information systems design and implementation to the Bank or any of its subsidiaries,
c.	providing actuarial services to the Bank or any of its subsidiaries,
d.	providing internal audit outsourcing services to the Bank or any of its subsidiaries,
e.	providing human resources services to the Bank or any of its subsidiaries,
f.	providing broker-dealer, investment adviser, or investment banking services to the Bank or any of its subsidiaries,
g.	functioning in the role of management for the Bank or any of its subsidiaries,
h.	auditing their own work in relation to the Bank or any of its subsidiaries,
i.	providing appraisal or valuation services, contribution in kind reports or fairness opinions to the Bank or any of its subsidiaries,
j.	serving in an advocacy role for the Bank or any of its subsidiaries,
k.	providing legal services to the Bank or any of its subsidiaries,

l.	providing services that fall within the category of “expert” services that are prohibited by applicable law to the Bank or any of its subsidiaries, or
m.	providing services to the Bank or any of its subsidiaries that would otherwise compromise their independence under applicable regulatory guidance.

For the purposes of the Prohibited Services listed in this Section 22 above, a “subsidiary” includes any entity for which the Bank equity accounts for purposes of U.S. GAAP that is material to the Bank. Therefore, the Audit Committee is not permitted to pre-approve the provision of the prohibited services listed above by the auditors to these entities.

Timely Reporting to the Audit Committee

23.	Management shall provide a quarterly written report to the Audit Committee of services performed and related fees, at the scheduled meeting of the Committee held following the end of each fiscal quarter end.

No Delegation to Management

24.	Nothing in these Policies and Procedures shall be interpreted as a delegation to management of the Audit Committee’s responsibilities under applicable law.

Effective Date

25.	These updated Policies and Procedures are effective as and from October 14, 2010.

Disclosure

26.	The Bank shall disclose these Policies and Procedures in its periodic filings, as required by applicable law.

Review

27.	The Audit Committee shall review and reassess the adequacy of these Policies and Procedures on a bi-annual basis.